Exhibit 10.3

PURCHASE AND SALE AGREEMENT

between

BR WORLD GATEWAY, LLC, as Seller

and

KRE TOPAZ PORTFOLIO INVESTOR LLC, as Purchaser

Dated as of June 17, 2019

Topaz Portfolio – ARIUM Palms Sale

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Schedules

Schedule A	-	Legal Description of Land
Schedule B	-	List of Seller’s Deliveries
Schedule C	-	Inventory of Personal Property
Schedule D	-	Excluded Personal Property
Schedule 3.1	-	List of Seller’s Core Deliveries
Schedule 3.1(h)	-	Litigation
Schedule 3.1(i)	-	Notices of Violation
Schedule 3.1(j)	-	Contracts
Schedule 3.1(k)	-	Rent Roll
Schedule 3.1(q)	-	Insurance Certificate

Exhibits

Exhibit A	-	Form of Bill of Sale and Assignment
Exhibit B	-	Form of Tenant Notice
Exhibit C	-	Form of Condominium Conversion Prohibition Agreement
Exhibit D	-	Form of Deed
Exhibit E	-	Form of Seller’s Title Affidavit
Exhibit F	-	Form of Seller’s Closing Certificate
Exhibit G-1	-	Form of New Property Management Agreement
Exhibit G-2	-	New Operating Budget

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PURCHASE AND SALE AGREEMENT

Topaz Portfolio – ARIUM Palms

THIS PURCHASE AND SALE AGREEMENT, dated effective as of June 17, 2019 (the “Effective Date”), is made by and between BR WORLD GATEWAY, LLC, a Delaware limited liability company (“Seller”), and KRE TOPAZ PORTFOLIO INVESTOR LLC, a Delaware limited liability company (“Purchaser”), and is joined by CHRES/MANAGEMENT, L.L.C., a Tennessee limited liability company (“New Property Manager”), for the limited purpose of agreeing to the terms of Section 3.4(a) applicable to it.

RECITALS

A.            Seller is the owner in fee simple of the real property commonly known as ARIUM Palms at World Gateway Apartments, located at 9000 Avenue Pointe Circle, Orlando, Orange County, Florida 32821 (the “Property”), which consists of (i) the land more particularly described on Schedule A annexed hereto (the “Land”), together with (ii) the Related Property (as defined below).

B.            Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Land and Seller’s right, title and interest in and to the Related Property on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Article 1
DEFINITIONS

SECTION 1.1            Defined Terms. The capitalized terms used herein will have the following meanings.

“Access Agreement” shall mean the Access and Due Diligence Agreement between each member of the Seller Group, as sellers, and Purchaser, dated as of April 29, 2019.

“Additional Title Disapproval Matters” shall have the meaning assigned thereto in Section 8.1(e).

“Additional Title Disapproval Notice” shall have the meaning assigned thereto in Section 8.1(e).

“Additional Title Disapproval Response” shall have the meaning assigned thereto in Section 8.1(e).

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“Additional Title Matters” shall have the meaning assigned thereto in Section 8.1(e).

“Additional Title Response Period” shall have the meaning assigned thereto in Section 8.1(e).

“Adjustment Point” shall have the meaning assigned thereto in Article 10.

“Affiliate” shall mean any Person (as defined below) that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another Person. The term “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall in any event include the ownership or power to vote fifty percent (50%) or more of the outstanding equity or voting interests, respectively, of such other Person.

“Affiliated Purchase Agreements” shall mean the Three Property Purchase Agreement, the Sorrel Phillips Creek Ranch Purchase Agreement, and the Landings at Four Corners Purchase Agreement, collectively.

“Affiliated Sellers” shall mean the Sovereign Seller, the Leigh House Seller, the Preston View Seller, the Sorrel Phillips Creek Ranch Seller, and the Landings at Four Corners Seller, collectively.

“Agreement” shall mean this Purchase and Sale Agreement, together with the exhibits and schedules attached hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Bribery, Anti-Money Laundering and Anti-Terrorism Laws” shall have the meaning assigned thereto in Section 3.1(g)(i).

“Applicable Law” shall mean all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, board of fire underwriters and similar quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any Governmental Authority of competent jurisdiction affecting or relating to the Person or property in question.

“Assumed Contracts” shall have the meaning assigned thereto in Section 3.4(c).

“Basket Limitation” shall mean an amount equal to $25,000.00.

“Bill of Sale and Assignment” shall have the meaning assigned thereto in Section 6.1(a)(i).

“Broker” shall have the meaning assigned thereto in Section 14.2(a).

“BSA” shall have the meaning assigned thereto in Section 3.1(g)(ii).

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“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in the City of New York, New York or by United States federal laws.

“Cap Limitation” shall mean an amount equal to one and one half percent (1.5%) of the Purchase Price.

“Changed Condition” shall have the meaning assigned thereto in Section 3.2(d).

“Changed Condition Notice” shall have the meaning assigned thereto in Section 3.2(d).

“Changed Condition Threshold” shall have the meaning assigned thereto in Section 3.2(c)(ii).

“CGL” shall have the meaning assigned thereto in Section 7.1(b)(viii).

“Claims” shall have the meaning assigned thereto in Section 7.6(a).

“Closing” shall have the meaning assigned thereto in Section 2.3(a).

“Closing Date” shall mean August 29, 2019, or such earlier date as is mutually agreed to between Seller and Purchaser.

“Closing Documents” shall mean any conveyance document, certificate, instrument or other document delivered pursuant to this Agreement at Closing, including, without limitation, each of the documents to be delivered by Seller pursuant to Section 6.2 and by Purchaser pursuant to Section 6.1.

“Closing Funds” shall have the meaning assigned thereto in Section 2.2(a)(iii).

“Closing Statement” shall mean the closing statement for the purchase and sale of the Property, to be prepared by the Escrow Agent setting forth the prorations and adjustments to the Purchase Price required by this Agreement.

“Condition of the Property” shall have the meaning assigned thereto in Section 7.5(b).

“Condominium Conversion Prohibition Agreement” shall have the meaning assigned thereto in Section 6.1(a)(iii).

“Contracts” shall mean, collectively, all written agreements or contracts of Seller, or entered into on behalf of Seller or Existing Property Manager, relating to the ownership or operation of the Property, but excluding the Leases and the Existing Property Management Agreement, as more particularly described on Schedule 3.1(j) attached hereto

“Deed” shall have the meaning assigned thereto in Section 6.2(a).

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“Deemed Purchaser Knowledge” shall mean that Purchaser shall be deemed to have knowledge of the matters set forth in Seller’s Core Deliveries and in the Permitted Exceptions.

“Disapproved Title Matter” shall have the meaning assigned thereto in Section 8.1(c).

“Due Diligence Period” shall mean the period of time from April 29, 2019 until 5:00 p.m. Eastern Time on June 17, 2019.

“Earnest Money” shall have the meaning assigned thereto in Section 2.2(a)(i).

“Earnest Money Escrow Account” shall mean a federally-insured interest-bearing bank account of Escrow Agent, to be reasonably acceptable to Seller and Purchaser.

“Effective Date” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Environmental Laws” shall mean any of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801 et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §6901 et seq., Section 311 of the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., and the regulations and publications issued under any such laws, any state or local statutes, regulations and ordinances pertaining to Hazardous Materials or to the protection of human health and the environment.

“Escrow Agent” shall mean First American Title Insurance Company, Six Concourse Parkway, Suite 2000, Atlanta, Georgia 30328 (attention: Barbara H. Morgan).

“Estoppel” and “Estoppels” shall have the meanings assigned thereto in Section 3.3(a)(xiv).

“Exchange” shall have the meaning assigned thereto in Section 14.25.

“Excluded Assets” shall have the meaning assigned thereto in Section 2.1(c).

“Executive Order” and “Executive Orders” shall have the meanings assigned thereto in Section 3.1(g)(i).

“Existing Property Management Agreement” shall mean the existing property management agreement between Seller and Existing Property Manager with respect to management of the Property, as the same may be amended, modified or supplemented from time to time.

“Existing Property Manager” shall mean Carroll Management Group, LLC, a Georgia limited liability company.

“Forbidden Entity” shall have the meaning assigned thereto in Section 3.1(g)(i).

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“Government List” shall mean any of (i) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (iii) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).

“Governmental Authority” shall mean any federal, state or local government or other political subdivision thereof, including, without limitation, any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

“Hazardous Materials” shall mean (i) those substances included within the definitions of any one or more of the terms “Hazardous Substances,” “Toxic Pollutants,” “Hazardous Materials,” “Toxic Substances,” and “Hazardous Waste” under Environmental Laws, (ii) petroleum, radon gas, lead-based paint, asbestos or asbestos-containing material and polychlorinated biphenyls, and (iii) mold or water conditions which may exist at the Real Property or other substances, wastes or materials listed or defined under Environmental Laws.

“Improvements” shall have the meaning assigned thereto in Section 2.1(b)(i).

“Indemnification Claim” shall have the meaning assigned thereto in Section 11.5.

“Indemnified Party” shall have the meaning assigned thereto in Section 11.5.

“Indemnifying Party” shall have the meaning assigned thereto in Section 11.5.

“Independent Contract Consideration” shall have the meaning assigned thereto in Section 2.2(c).

“IRS” shall mean the Internal Revenue Service.

“IRS Reporting Requirements” shall have the meaning assigned thereto in Section 14.3(c).

“ISO” shall have the meaning assigned thereto in Section 7.1(b)(viii).

“Landings at Four Corners Property” shall mean that certain improved real property located in Davenport, Florida and commonly known as Landings at Four Corners Apartments, as further described in the Landings at Four Corners Purchase Agreement.

“Landings at Four Corners Purchase Agreement” shall mean that certain Purchase and Sale Agreement dated as of even date herewith by and between Landings at Four Corners Seller and Purchaser, regarding the purchase and sale of the Landings at Four Corners Property, as such agreement may be amended and/or assigned from time to time.

“Landings at Four Corners Seller” shall mean BR Four Corners Orlando, DST, a Delaware statutory trust.

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“Leases” shall mean any leases with residential tenants of the Real Property, including each amendment or supplement thereto.

“Lists” shall have the meaning assigned thereto in Section 3.1(g)(i).

“Loan Pay-Off Wire Deadline” shall have the meaning assigned thereto in Section 2.3(a).

“Losses” shall have the meaning assigned thereto in Section 11.1.

“Material Casualty” shall have the meaning assigned thereto in Section 9.2(c).

“Material Condemnation” shall have the meaning assigned thereto in Section 9.2(d).

“Monetary Encumbrance” shall have the meaning assigned thereto in Section 8.3(a).

“New Operating Budget” shall have the meaning assigned thereto in Section 3.4(b).

“New Property Management Agreement” shall have the meaning assigned thereto in Section 3.4(a).

“New Property Management Approval” shall have the meaning assigned thereto in Section 3.4(a).

“New Property Manager” shall have the meaning assigned thereto in the Preamble.

“Objectionable Contracts” shall have the meaning assigned thereto in Section 3.4(c).

“OFAC” shall have the meaning assigned thereto in Section 3.1(g)(i).

“Owner’s Policy” shall mean an ALTA Owner’s Policy of Title Insurance for the Property in an amount equal to the Purchase Price for the Property insuring fee simple title to the Property and the Improvements located thereon, which shall except from coverage only the Permitted Exceptions and shall specifically exclude all “preprinted” or “standard” title exceptions, to the extent that same can be removed by Seller’s execution and delivery of a title affidavit in the form attached to this Agreement.

“Patriot Act” shall have the meaning assigned thereto in Section 3.1(g)(ii).

“Permitted Exceptions” shall mean all of the following: (i) the matters set forth in the Title Commitment or the Updated Survey or any matters newly disclosed on any subsequent updates to the Title Commitment or to the Updated Survey, in each case which are approved or deemed approved by Purchaser pursuant to Article 8 of this Agreement, (ii) the rights of tenants, as tenants only without options to purchase or rights of first refusal, under the Leases existing as of the Effective Date and any other Lease entered into after the Effective Date in accordance with the terms of this Agreement, (iii) liens for current real estate taxes and special assessments which are not yet due and payable as of the Closing Date, (iv) the Condominium Conversion Prohibition Agreement, (v) standard pre-printed jacket exceptions contained in the Owner’s Policy, (vi) any exceptions caused by Purchaser or its Affiliates, agents, representatives, consultants or employees, and (vii) local, state and federal laws, ordinances or governmental regulations, including but not limited to, building, zoning and land use laws, ordinances and regulations, now or hereafter in effect relating to the Property.

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“Person” shall mean a natural person, partnership, limited partnership, limited liability company, corporation, trust, estate, association, unincorporated association or other legal entity.

“Personal Property” shall have the meaning assigned thereto in Section 2.1(b)(3).

“PMA Termination” shall have the meaning assigned thereto in Section 6.1(a)(iv).

“Property” shall have the meaning assigned thereto in Recitals Paragraph A.

“Property Group” shall mean, collectively, the following improved real properties:

(i)          The Property;

(ii)         The improved real property currently owned by Sovereign Seller and commonly known as The Sovereign Apartments, located at 5301 North Tarrant Parkway, Fort Worth, Tarrant County, Texas 76244, and further described in the Three Property Purchase Agreement (the “Sovereign Property”);

(iii)        The improved real property currently owned by Leigh House Seller and commonly known as Leigh House Apartments, located at 2421 Landmark Drive, Raleigh, Wake County, North Carolina 27607, and further described in the Three Property Purchase Agreement (the “Leigh House Property”);

(iv)        The improved real property currently owned by Preston View Seller and commonly known as Preston View Apartments, located at 1000 Stony Court, Morrisville, Wake County, North Carolina 27560, and further described in the Three Property Purchase Agreement (the “Preston View Property”);

(v)         The Sorrel Phillips Creek Ranch Property; and

(vi)        The Landings at Four Corners Property.

“Purchase Price” shall have the meaning assigned thereto in Section 2.2(a).

“Purchaser” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Purchaser Investigation” and “Purchaser Investigations” shall have the meanings assigned thereto in Section 7.1(a).

“Purchaser Representatives” shall have the meaning assigned thereto in Section 7.1(a).

“Purchaser Waived Breach” shall have the meaning assigned thereto in Section 11.3.

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“Purchaser-Related Entities” shall have the meaning assigned thereto in Section 11.3.

“Purchaser’s Acquisition Lender” shall have the meaning assigned thereto in Section 5.4(b)(iii).

“Purchaser’s Acquisition Loan” shall have the meaning assigned thereto in Section 5.4(b)(iii).

“Real Property” shall mean the Land and the Improvements.

“Refundable Security Deposits” shall mean all Security Deposits that are refundable to tenants pursuant to Leases and have not been applied by Seller prior to the Closing Date.

“Related Property” shall have the meaning assigned thereto in Section 2.1(b).

“Released Parties” shall have the meaning assigned thereto in Section 7.6(a).

“Remaining Properties” shall have the meaning assigned thereto in Section 14.27(a)(i).

“Rent Roll” shall have the meaning assigned thereto in Section 3.1(k).

“Rents” shall have the meaning assigned thereto in Section 10.1(a).

“Reporting Person” shall have the meaning assigned thereto in Section 14.3(c).

“Representation Conditions” shall have the meaning assigned thereto in Section 3.2(c)(i).

“Required Cure Items” shall have the meaning assigned thereto in Section 8.1(d).

“RUBS” shall have the meaning assigned thereto in Section 10.4(b).

“Security Deposits” shall mean all security and escrow deposits received by Seller in connection with the Leases.

“Seller” shall have the meaning assigned thereto in the Preamble.

“Seller Group” shall mean, collectively:

(i)          Seller;

(ii)         BR Carroll Keller Crossing, LLC, a Delaware limited liability company (“Sovereign Seller”);

(iii)        BR-TBR Lake Boone NC Owner, LLC, a Delaware limited liability company, together with, if applicable, such entity’s permitted assignees under the Three Property Purchase Agreement (“Leigh House Seller”);

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(iv)        BR Preston View, LLC, a Delaware limited liability company (“Preston View Seller”);

(v)         Sorrel Phillips Creek Ranch Seller; and

(vi)        Landings at Four Corners Seller.

“Seller Indemnified Parties” shall have the meaning assigned thereto in Section 7.1(c).

“Seller Representations” shall have the meaning assigned thereto in Section 11.1.

“Seller Waived Breach” shall have the meaning assigned thereto in Section 11.7.

“Seller-Related Entities” shall have the meaning assigned thereto in Section 11.2.

“Seller’s Closing Certificate” shall have the meaning assigned thereto in Section 6.2(h).

“Seller’s Core Deliveries” shall have the meaning assigned thereto in Section 3.1.

“Seller’s Deliveries” shall have the meaning assigned thereto in Section 7.2(a).

“Seller’s Knowledge” shall mean the actual knowledge of Seller based upon the actual knowledge of Ryan MacDonald, who is a principal of Seller, or the actual knowledge of Sarah Girand, who is a Senior Vice President Asset Management for the Property, in each case with respect to the Property, without any duty on the part of either such Person to conduct any independent investigation or make any inquiry of any Person, and shall not be construed, by imputation or otherwise, to refer to the knowledge of any property manager or broker, or to any other officer, agent, manager, representative or employee of Seller or any Affiliate of Seller. In no event shall Purchaser have any personal claim against either such Person as a result of the reference thereto in this Agreement, and Purchaser waives and releases all such claims which Purchaser now has or may later acquire against such Persons in connection with the transactions contemplated in this Agreement.

“Sorrel Phillips Creek Ranch Property” shall mean the improved real property currently owned by Sorrel Phillips Creek Ranch Seller and commonly known as Sorrel Phillips Creek Ranch Apartments, located at 5050 FM423, Frisco, Denton County, Texas 75036, and further described in the Sorrel Phillips Creek Ranch Purchase Agreement.

“Sorrel Phillips Creek Ranch Purchase Agreement” shall mean that certain Purchase and Sale Agreement dated as of even date herewith, by and between Sorrel Phillips Creek Ranch Seller, as seller, and Purchaser, as purchaser, with respect to the purchase and sale of the Sorrel Phillips Creek Ranch Property.

“Sorrel Phillips Creek Ranch Seller” shall mean BR Carroll Phillips Creek Ranch, LLC, a Delaware limited liability company.

“Surviving Covenants” shall have the meaning assigned thereto in Section 11.1.

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“Terminated Property” shall have the meaning assigned thereto in Section 14.27(a)(i).

“Three Property Purchase Agreement” shall mean that certain Purchase and Sale Agreement dated as of even date herewith, by and between each of Sovereign Seller, Leigh House Seller, and Preston View Seller, as sellers, and Purchaser, as purchaser, with respect to the purchase and sale of each of the Sovereign Property, the Leigh House Property, and the Preston View Property.

“Title Affidavit” shall mean the affidavit and related title documentation described in Section 6.2(f) hereof.

“Title Commitment” shall have the meaning assigned thereto in Section 8.1(a).

“Title Company” shall mean First American Title Insurance Company.

“Title Cure Period” shall have the meaning assigned thereto in Section 8.1(d).

“Title Objection Notice” shall have the meaning assigned thereto in Section 8.1(c).

“Title Response Notice” shall have the meaning assigned thereto in Section 8.1(c).

“Title Review Period” shall have the meaning assigned thereto in Section 8.1(c).

“Transition Period” shall mean the period beginning immediately upon the effective date of the New Property Management Agreement and ending upon consummation of Closing (or, if applicable, the earlier termination of this Agreement).

“Updated Survey” shall have the meaning assigned thereto in Section 8.1(b).

Article 2
SALE, PURCHASE PRICE AND CLOSING

SECTION 2.1            Sale of Property.

(a)          On the Closing Date and pursuant to the terms and subject to the conditions set forth in this Agreement, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Property.

(b)          The transfer of the Property to Purchaser shall include the transfer of all Related Property. For purposes of this Agreement, “Related Property” shall mean all of Seller’s right, title and interest in and to the following:

(i)           all of the buildings, structures, fixtures, parking facilities, and other improvements located on the Land (the “Improvements”);

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(ii)         all easements, licenses, covenants, privileges and other rights appurtenant to the Land or the Improvements and all right, title and interest of Seller, if any, in and to all development rights and any land lying in the bed of any street, road, avenue or alley, open or closed, in front of or adjoining the Land;

(iii)        all furniture, furnishings, appliances, signs, carts, tools, supplies, fixtures, equipment and other personal property which are now, or may hereafter prior to the Closing Date be, placed in or attached to the Land or the Improvements and which are used solely in connection with the operation of the Real Property, including all of the items of personal property listed on Schedule C attached hereto (but not including items owned or leased by tenants or by Existing Property Manager, or which are leased by Seller, or any Excluded Assets) (collectively, the “Personal Property”);

(iv)        to the extent they may be freely transferred by Seller under Applicable Law without third-party consent (unless any such consent is obtained by Purchaser at Purchaser’s sole cost and expense), all licenses, certificates of occupancy, permits, approvals and authorizations presently issued in connection with the operation of all or any part of the Real Property as it is presently being operated;

(v)         to the extent freely assignable by Seller without any third party’s consent (unless any such consent is obtained by Purchaser at Purchaser’s sole cost and expense), all guaranties and warranties, if any, in favor of Seller by any manufacturer or contractor in connection with construction or installation of equipment or any component of the Improvements;

(vi)        all Leases, together with all Refundable Security Deposits;

(vii)       all other intangible property relating to the Real Property or the Personal Property and not otherwise described or excluded herein, including, but not limited to, assignable telephone exchanges; architectural drawings, plans and specifications, as-built drawings and advertising materials (in each case, solely to the extent delivered to Purchaser prior to the Effective Date or located on-site as of the Closing Date); and assignable development rights;

(viii)      all Assumed Contracts pertaining to the Property, other than those terminated on or prior to the Closing Date pursuant to Section 3.4(c); and

(ix)         resident and tenant files for current residents as of the Closing Date and other non-confidential and non-proprietary records owned by Seller and used in connection with the Real Property and located on-site as of the Closing Date.

(c)          Notwithstanding anything to the contrary contained in this Agreement, it is expressly agreed by the parties hereto that the following items are expressly excluded from the Property to be sold to Purchaser (collectively, the “Excluded Assets”):

(i)           all Security Deposits that do not constitute Refundable Security Deposits (including, without limitation, non-refundable pet deposits if any);

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(ii)         all right, title and interest in any purchase agreement or other closing document entered into in connection with Seller’s acquisition of the Real Property, except to the extent that the rights or obligations under any such closing document “run with the land” and so benefit or burden any of the Real Property;

(iii)        any fixtures, personal property, equipment, trademarks or other intellectual property or other assets which are owned by (A) the supplier or vendor under any Contract, (B) the tenant under any Lease or (C) Existing Property Manager;

(iv)        any insurance claims or proceeds arising out of or relating to events that occur prior to the Closing subject to the terms of Section 9.2(a);

(v)         any proprietary or confidential materials (including any materials relating to the background or financial condition of a present or prior direct or indirect partner or member of Seller, but the Seller’s Deliveries shall not be deemed to be proprietary or confidential), the internal books and records of Seller relating to contributions and distributions prior to Closing, any software owned or licensed by Seller, the name “Bluerock” and any derivations thereof (including “BR”) and any trademarks, trade names, brand marks, brand names, trade dress or logos relating thereto, the names “Carroll,” “ARIUM” or any derivations thereof, and any trademarks, trade names, brand marks, brand names, trade dress or logos relating thereto, any development bonds, letters of credit or other collateral held by or posted with any Governmental Authority or other third party with respect to any improvement, subdivision or development obligations concerning any of the Real Property or any other real property, any items listed on Schedule D attached hereto and made a part hereof, and any other intangible property that is not used exclusively in connection with any of the Real Property; provided, however, that Purchaser shall have the right to maintain the existing exterior signage at the Property for up to one hundred twenty (120) days following the Closing, so long as Purchaser covers the existing signage and name “ARIUM” within thirty (30) days following the Closing;

(vi)        the Existing Property Management Agreement;

(vii)       any Objectionable Contracts terminated effective as of or prior to the Closing Date pursuant to Section 3.4(c);

(viii)      any items leased to Seller;

(ix)         computer software and computer files; and

(x)          cash and cash equivalents (except to the extent prorated at Closing), and any reserves or other deposits funded or made in connection with any financing encumbering the Property or Seller’s interests therein.

SECTION 2.2            Purchase Price.

(a)           The consideration to be paid by Purchaser to Seller for the purchase of the Property shall be an amount equal to FORTY SIX MILLION EIGHT HUNDRED FORTY SIX THOUSAND AND NO/100 DOLLARS ($46,846,000.00) (the “Purchase Price”). The Purchase Price shall be paid by Purchaser to Seller on the Closing Date as follows:

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(i)           Within three (3) Business Days after the Effective Date, Purchaser shall deliver to Escrow Agent cash in an amount equal to ONE MILLION EIGHT HUNDRED ONE THOUSAND SEVEN HUNDRED SIXTY NINE AND NO/100 DOLLARS ($1,801.769.00) (together with all accrued interest thereon, the “Earnest Money”) in immediately available funds by wire transfer to the Earnest Money Escrow Account. If the Earnest Money is not deposited by Purchaser as and when due and payable hereunder, Seller shall have the right in its sole and absolute discretion to terminate this Agreement by written notice to Purchaser and Escrow Agent, whereupon no party shall have any further rights or obligations hereunder except for those that expressly survive the termination of this Agreement.

(ii)         Purchaser agrees and acknowledges that the entire Earnest Money shall be non-refundable to Purchaser from and after the Effective Date except as otherwise specifically provided in this Agreement.

(iii)        Prior to the Loan Pay-Off Wire Deadline on the Closing Date, or prior to the Closing Date, Purchaser shall deposit with the Escrow Agent, by wire transfer of immediately available funds (through the escrow described in Section 2.3), the Purchase Price, as adjusted by the application of the Earnest Money, and by the adjustments, prorations and credits provided herein. The amount to be paid under this Section 2.2(a)(iii) is referred to herein as the “Closing Funds.”

(b)           Upon delivery by Purchaser to Escrow Agent, the Earnest Money will be deposited by Escrow Agent in the Earnest Money Escrow Account, and shall be held in escrow in accordance with the provisions of Section 14.4. All interest earned on the Earnest Money while held by Escrow Agent shall be paid to the party to whom the Earnest Money is paid, except that if Closing occurs, Purchaser shall receive a credit against the Purchase Price for such interest in accordance with the terms of this Agreement.

(c)           Notwithstanding any other provision of this Agreement to the contrary, in the event this Agreement is terminated by either Seller or Purchaser prior to the Closing (as hereinafter defined) pursuant to any right to do so in this Agreement, ONE HUNDRED DOLLARS ($100.00) of the Earnest Money (the “Independent Contract Consideration”) shall be paid to Seller, which amount the parties bargained for and agreed to as consideration for Purchaser’s right to inspect and purchase the Real Property pursuant to this Agreement and for Seller’s execution, delivery and performance of this Agreement. The Independent Contract Consideration, if paid, shall be in addition to and independent of any other consideration or payment provided in this Agreement and it is deemed to have been fully earned as of the Effective Date.

(d)           No adjustment shall be made to the Purchase Price except as explicitly set forth in this Agreement.

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SECTION 2.3            Closing Procedure.

(a)          Closing. The closing of the sale and purchase of the Property (the “Closing”) shall be held on the Closing Date, not later than 3:00 pm (Eastern Time) (the “Loan Pay-Off Wire Deadline”) by mutually acceptable escrow arrangements with Escrow Agent. There shall be no requirement that Seller and Purchaser physically attend the Closing, and all funds and documents to be delivered at the Closing shall be delivered to the Escrow Agent unless the parties hereto mutually agree otherwise. Purchaser and Seller hereby authorize their respective attorneys to execute and deliver to the Escrow Agent any additional or supplementary instructions as may be necessary or convenient to implement the terms of this Agreement and to facilitate Closing; provided, however, that such instructions shall be consistent with and merely supplement this Agreement and shall not in any way modify, amend or supersede this Agreement.

(b)          Closing Deliveries. Purchaser shall be required to deposit the Closing Funds with Escrow Agent on or prior to the Closing Date, and in no event later than the Loan Pay-Off Wire Deadline. The parties shall endeavor to “pre-close” the transaction by making commercially reasonable efforts to deliver to Escrow Agent, no later than the date which is one (1) Business Day prior to the Closing Date, their respective Closing Documents pursuant to the terms of Article 6.

(c)          Payments to Seller. All amounts payable to Seller under this Agreement, including the Earnest Money and the Purchase Price, shall be paid at the Closing to Seller in accordance with its written instructions.

Article 3
REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

SECTION 3.1            Seller Representations and Warranties. Subject to the information disclosed on those Seller’s Deliveries identified on Schedule 3.1 attached hereto and made a part hereof (collectively, “Seller’s Core Deliveries”), and further subject to the Permitted Exceptions, Seller hereby represents and warrants to Purchaser as follows with respect to itself or the Property, as applicable:

(a)          Formation; Existence. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to transact business and is in good standing in the State of Florida.

(b)          Power and Authority. Seller has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the sale of the Property and the consummation of the transactions provided for in this Agreement have been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by Seller and constitutes Seller’s legal, valid and binding obligation, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

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(c)          No Consents. Seller has obtained all consents and permissions (if any) related to the transactions herein contemplated and required under any organizational or governing documents of Seller or under covenant, agreement, encumbrance, law or regulation by which Seller is bound.

(d)          No Conflicts. Seller’s execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the sale of the Property, will not conflict with or result in any violation of Seller’s organizational or governing documents.

(e)          Foreign Person. Seller is not a “foreign person” as defined in Internal Revenue Code Section 1445 and the regulations issued thereunder.

(f)          Bankruptcy. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, which remains pending or (iv) suffered the attachment or other judicial seizure of all, or substantially all of Seller’s assets, which remains pending.

(g)          Anti-Terrorism Laws.

(i)           OFAC Compliance. Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 23, 2001) (the “Executive Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Executive Order and such other rules, regulations, legislation, or orders are collectively called the “Executive Orders”). Neither (a) Seller, any Affiliate of Seller nor any Person controlled by Seller; nor (b) to the best of Seller’s Knowledge, after making due inquiry, any Person who owns a controlling interest in or otherwise controls Seller; nor (c) to the best of Seller’s Knowledge, after making due inquiry, if Seller is a privately held entity, any Person otherwise having a direct or indirect beneficial interest (other than with respect to an interest in a publicly traded entity) in Seller; nor (d) any Person for whom Seller is acting as agent or nominee in connection with this investment, is a country, territory, Person, organization, or entity named the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (the “Lists”), nor is a prohibited country, territory, Person, organization, or entity under any economic sanctions program administered or maintained by OFAC (a “Forbidden Entity”). For purposes of this paragraph, “Affiliate” means, with respect to a particular Person, any other Person who is Controlled by, under common Control with, or in Control of, such particular Person; “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise; and “Person” means any individual, company, trust or other legal entity of any kind whatsoever, or other organization, whether or not a legal entity.

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(ii)         Patriot Act. Seller is in compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act (“BSA”), as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the USA PATRIOT Act (the “Patriot Act”), and other authorizing statutes, executive orders and regulations administered by OFAC, and related Securities and Exchange Commission, SRO or other agency rules and regulations (collectively, the “Anti-Bribery, Anti-Money Laundering and Anti-Terrorism Laws”), and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance.

(iii)        Senior Foreign Political Figure. Seller is not a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure, Seller is not controlled by a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure, and, to the best of Seller’s Knowledge, after making due inquiry, none of the direct or indirect owners of ten percent (10%) or more of Seller (other than any owner(s) of any interest(s) in a publicly-traded entity) is a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure. For purposes of this paragraph, “Senior Foreign Political Figure” means a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation, and includes any corporation, business or other entity that has been formed by, or for the benefit of, such senior official or executive; “Immediate Family Member” of a Senior Foreign Political Figure typically includes the Senior Foreign Political Figure’s parents, siblings, spouse, children and in-laws; and “Close Associate” of a Senior Foreign Political Figure means a person who is widely and publicly known to maintain an unusually close relationship with Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the Senior Foreign Political Figure.

(h)           No Litigation. Except as set forth on Schedule 3.1(h) attached hereto, Seller has not received written notice of and has no Knowledge of any pending or threatened (in writing) action, suit, arbitration, administrative or judicial proceeding, or unsatisfied order or judgment against Seller which pertains to the Property or the transaction contemplated by this Agreement, which in either case, if adversely determined, would have an effect on the use, operation, or value of the Property or on Seller’s ability to consummate the transaction contemplated herein; provided, however, this Section 3.1(h) shall not apply as to any pending or future dispossessory or similar actions as to Property tenants.

(i)           No Violations of Law. Except as set forth on Schedule 3.1(i) attached hereto, Seller has not received written notice from any Governmental Authority of any violation of or non-compliance with, any Applicable Law affecting the Property or any portion thereof, which remains unresolved.

(j)           Contracts. To Seller’s Knowledge, except for the Contracts listed on attached Schedule 3.1(j), there are no other Contracts with respect to the Property. Seller is not in default under any Contracts, subject to the running of any applicable notice and cure periods under such Contracts. As of the Closing Date, there shall be no earned but unpaid management fees owed by Seller to any third parties with respect to the Property.

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(k)           Rent Roll. The rent roll for the Property attached hereto as Schedule 3.1(k) (the “Rent Roll”) is a copy of the Rent Roll that Seller relies upon and uses in the ordinary course of its business. In respect of each of the Leases, to Seller’s Knowledge, except as otherwise set forth in the Rent Roll or delinquency report for the Property, Seller has not received written notice of any material default by Seller under any of the Leases. Notwithstanding anything in this Agreement to the contrary, Seller does not covenant or represent that tenants under Leases will not be in default under their respective Leases, and the existence of any default by any tenant under its Lease shall not affect the obligations of Purchaser hereunder. No security deposits have been paid by any tenants under the Leases which have not heretofore been returned, except as listed on the Rent Roll.

(l)           Environmental Laws. Seller has not received written notice from any Governmental Authority that it has violated or is potentially liable under any Environmental Laws.

(m)          No Brokers. There are no broker’s or listing agreements or any broker’s or finder’s fees or commissions (whether in connection with the Leases or otherwise) for which Purchaser shall be responsible after Closing. All leasing and brokerage commissions with respect to the Leases (including renewals, extensions or expansions thereof whether pursuant to the express provisions of the Leases or otherwise) have been paid in full, or will be paid by Closing.

(n)           Contractors. All contractors, subcontractors, suppliers, architects, engineers, and others who have performed services, labor, or supplied material in connection with Seller’s ownership, operation, maintenance, repair and management of the Property have been or at the Closing will be paid in full and all liens arising therefrom (or claims which with the passage of time or notice or both, could mature into liens) have been satisfied and released, or shall be satisfied and released by the Closing Date.

(o)           Operating Statements. The operating statements for the Property that are provided as a part of Seller’s Core Deliveries are copies of such documents that Seller uses and relies upon in the ordinary course of its business.

(p)           Licenses and Permits. To Seller’s Knowledge, the operation of the Property as currently utilized does not violate any zoning, subdivision, building or similar law, ordinance, order or regulation or any certificate of occupancy issued with respect to the Property. To Seller’s Knowledge, no portion of the Property and no provision in any of the Leases is in violation of any law, ordinance, order, regulation of any Governmental Authority or requirement or the requirements of any local board of fire underwriters (or other body exercising similar functions).

(q)          Insurance. Seller now has in full force and effect casualty, liability and business interruption insurance coverages in the amounts and types reflected in the insurance certificate or certificates attached hereto as Schedule 3.1(q).

(r)           Tenants. To Seller’s Knowledge, no tenant or any third party has any right or option to purchase the Property or any portion thereof.

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(s)          Employees. Seller has no employees.

(t)          No Condemnation. There is no pending or, to Seller’s Knowledge, threatened (in writing) condemnation or similar proceeding relating to or affecting the Property or any portion thereof, including, without limitation, Seller’s title to the Property or any rights and interest in the Property, nor does Seller have any Seller’s Knowledge that any such action(s) is presently contemplated. Seller agrees to give Purchaser prompt notice of any actual or threatened (in writing) condemnation or similar proceeding between the Effective Date and the Closing.

(u)          Bonds and Letters of Credit. There are no development bonds, letters of credit or other collateral held by or posted with any Governmental Authority or other third party with respect to any improvement, subdivision or development obligations concerning any of the Real Property.

SECTION 3.2            Amendments to Schedules, Limitations on and Breaches of Representations and Warranties of Seller.

(a)           Seller shall have the right to amend and supplement the schedules to this Agreement from time to time prior to the Closing by providing a written copy of such amendment or supplement to Purchaser; provided, however, that any amendment or supplement to the schedules to this Agreement shall have no effect for the purposes of determining whether a Seller breach has occurred, but shall only establish such amendments and supplements as a Purchaser Waived Breach in the event Purchaser proceeds to Closing following receipt of such information and shall therefore apply only as a defense to limit the indemnification obligations of Seller in Article 11 of this Agreement for the inaccuracy or untruth of the representation or warranty qualified by such amendment or supplement following Closing. Seller hereby acknowledges and agrees that Purchaser expressly reserves and may freely exercise all rights and remedies available to it under Section 13.2 of this Agreement following Seller’s amendment or supplement of the schedules and exhibits to this Agreement.

(b)          Notwithstanding anything in this Agreement to the contrary, if the representations and warranties relating to the Rent Roll as set forth in Section 3.1(k) and the status of the tenants thereunder were true and correct in all material respects as of the Effective Date, no change in circumstances or status of such tenants (e.g., defaults, bankruptcies, below market status or other adverse matters relating to such tenants or a tenant’s exercise following the Effective Date of any Lease termination rights not caused by the acts or omissions of Seller) occurring after the Effective Date shall permit Purchaser to terminate this Agreement or constitute grounds for Purchaser’s failure to close or otherwise constitute a breach of any representation or warranty by Seller.

(c)          For purposes of this Section 3.2:

(i)           “Representation Conditions” shall mean that all representations or warranties of Seller were true, correct and complete in all material respects when made.

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(ii)         “Changed Condition Threshold” shall mean a Changed Condition (as hereinafter defined) whose cost of cure will exceed $500,000.00 for the Property individually or for the Property Group collectively, as determined by a third party that is mutually acceptable to the parties in their commercially reasonable discretion.

(d)           If, after the Effective Date and prior to the Closing Date, Seller’s representations or warranties become untrue, inaccurate or incorrect (a “Changed Condition”), Seller shall give Purchaser written notice thereof within five (5) Business Days (but, in any event, prior to Closing) of Seller’s Knowledge of the Changed Condition (a “Changed Condition Notice”).

(e)           If the Representation Conditions have been satisfied, but the Changed Condition does not meet the Changed Condition Threshold, Seller shall use commercially reasonable efforts to cause the Changed Condition to be cured at or prior to Closing. In the event that, despite commercially reasonable efforts, Seller is unable to cure the Changed Condition by Closing, Seller shall not be in default hereunder, but Purchaser shall be entitled to a credit against the Purchase Price at Closing equal to the estimated remaining cost to cure the Changed Condition, which shall be determined by a third party that is mutually acceptable to the parties in their commercially reasonable discretion.

(f)           If the Representation Conditions have been satisfied and the Changed Condition meets or exceeds the Changed Condition Threshold, within five (5) Business Days after the delivery of the Changed Condition Notice, Seller shall notify Purchaser in writing of whether Seller (i) elects to cure the Changed Condition by Closing, or (ii) declines to cure the Changed Condition. If Seller elects to cure the Changed Condition by Closing pursuant to this Section 3.2(f), then Purchaser shall be obligated to close on the Property pursuant to the terms of this Agreement, and Seller shall be obligated to cure the Changed Condition at or prior to Closing. If Seller does not timely make an election under this subsection (f), Seller shall be deemed to have declined to cure the Changed Condition. If Seller declines to cure the Changed Condition, or is deemed to have declined to do so, then Purchaser shall have five (5) Business Days thereafter, to elect, as its sole and exclusive remedy (and the Closing shall be automatically extended to account for such five (5) Business Day period, if necessary), in its sole and absolute discretion, by written notice to Seller within said five (5) Business Day period, (x) to continue with the purchase of the Property without adjustment of the Purchase Price, or (y) to terminate this Agreement by providing written notice thereof to Seller. If Purchaser elects to terminate this Agreement pursuant to this Section 3.2(f), the Earnest Money shall be immediately returned to Purchaser, and thereafter the parties shall be released from further liability or obligation hereunder, except for those matters which specifically survive the termination hereof. If Purchaser fails to notify Seller and Escrow Agent of its election to terminate this Agreement within said five (5) Business Day time period provided above, Purchaser shall be deemed to have accepted the Changed Condition and to have elected to purchase the Property without adjustment to the Purchase Price. If Seller elects to cure the Changed Condition by Closing, but thereafter fails to do so, Seller shall be in material default under this Agreement, and all remedies set forth in Section 13.2 shall be available to Purchaser due to such default.

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(g)           For the avoidance of doubt, in the event a representation or warranty of Seller is untrue, incorrect or incomplete in any material respect when made, or becomes untrue, incorrect or incomplete in any material respect on or after the Effective Date due to a breach of any of Seller’s obligations or covenants under this Agreement, then Seller shall be in default under this Agreement (subject to any applicable notice and cure rights), and all remedies set forth in Section 13.2 shall be available to Purchaser.

SECTION 3.3            Covenants of Seller Prior to Closing.

(a)           From the Effective Date until the Closing or earlier termination of this Agreement (or such earlier date as set forth below), Seller or Seller’s agents shall:

(i)           Operation. Operate and maintain the Property in a manner generally consistent with Seller’s past practices with respect to the Property (including entering into new Leases), except that Seller shall not be required to make any capital improvements to the Real Property.

(ii)         Notices. Notify Purchaser promptly upon receipt of written notices of (i) violation, litigation, arbitration proceeding or administrative hearing (including condemnation) before any Governmental Authority which affects Seller or the Property, and is instituted after the Effective Date; (ii) default with respect to any Contract; (iii) litigation commenced or threatened in writing against Seller or Seller’s Property; (iv) litigation commenced or threatened in writing by Seller (other than residential tenant eviction proceedings); and (v) any other material written notice or communication received by Seller which could have a material effect on the operation of Seller’s Property or on the transactions contemplated under this Agreement.

(iii)        Insurance. Keep the Property insured against fire and other hazards in such amounts and under such terms as are consistent with Seller’s existing insurance program, provided that Seller may make adjustments in its insurance coverage for the Property which are consistent with Seller’s Affiliates’ general insurance program for apartment properties as in effect from time to time.

(iv)        Performance under Leases. Perform, or cause its agents to perform, in all material respects, all material obligations of landlord or lessor under the Leases.

(v)         Leasing Activity. Except for Leases or amendments to Leases entered into pursuant to renewal notices mailed prior to the Effective Date, unless Purchaser agrees otherwise in writing (or, during the Transition Period, unless Purchaser or New Property Manager agrees otherwise in writing, or New Property Manager actually enters into a non-compliant new lease or Lease renewal), any new leases or renewals of existing leases for apartment units entered into by Seller after the Effective Date until the Closing or earlier termination of this Agreement shall be on Seller’s standard apartment lease form for the Property, and shall be for terms of no less than six (6) months and no more than thirteen (13) months. In all cases, Seller shall retain the discretion to set rent rates, concessions and other terms of occupancy consistent with then-extant market conditions for the Property. After the expiration of the Due Diligence Period, Purchaser shall have the right to participate in a weekly call with Seller and Existing Property Manager or New Property Manager, as applicable, to discuss operation of the Property, which shall be scheduled by Seller at the request of Purchaser, and which for the avoidance of doubt shall be a separate call from Seller’s operation calls with its property manager.

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(vi)        Contracts. Comply with all obligations of Seller under the Contracts, and, unless Purchaser agrees in writing (or, during the Transition Period, unless Purchaser or New Property Manager agrees otherwise in writing, or New Property Manager actually enters into such Contract), not enter into any service or other new Contract (or renew any existing Contract) that will be binding on Purchaser or the Property after Closing, other than Contracts necessary for emergency purposes in Seller’s commercially reasonable discretion.

(vii)       Conveyances or Encumbrances of Property. Not sell, further pledge, encumber or otherwise transfer or dispose of all or any part of the Property (except for (A) such items of fixtures and tangible personal property as become obsolete or are disposed of in the ordinary course, and only if replaced by an item of like quality and functionality (unless the same is no longer necessary for the operation of the Property, as determined by Seller in its commercially reasonable discretion), and (B) such other transfers and conveyances as are specifically permitted under this Agreement).

(viii)      Updated Rent Roll. From time to time, upon written request by Purchaser (but in no event more often than once per week), Seller shall provide to Purchaser an updated Rent Roll with respect to the Property, which shall be in substantially the same format as the Rent Roll attached hereto as a portion of Schedule 3.1(k).

(ix)         Property Changes. Not request or consent to any change, variance or other modification to the zoning, permits, entitlements or development incentives applicable to the Property, without Purchaser’s prior written consent which shall not be unreasonably withheld.

(x)          Condition of Vacant Units. Make rent-ready all apartment units at the Property which become vacant five (5) or more Business Days prior to the Closing, or to credit Purchaser at Closing in the amount of $750.00 for each apartment unit at the Property which is vacant on the Closing Date, which was vacant five (5) or more Business Days prior to the Closing Date, and which has not been made rent-ready. For purposes of this paragraph, “rent-ready condition” shall mean the condition in which Seller currently delivers vacant units to new tenants at the Property in Seller’s ordinary course of business and operations, freshly painted and cleaned, with all appliances, fixtures, and equipment therein in good working order.

(xi)         Intentionally omitted.

(xii)        Legal Compliance. Not use or occupy, or knowingly allow the use or occupancy of, the Property in any manner which violates any governmental requirements or which constitutes waste or a public or private nuisance or which makes void, voidable or cancelable, or increases the premium of, any insurance then in force with respect thereto. Seller shall maintain, or cause to be maintained, in full force and effect all permits and licenses required to operate the Property and to execute Leases for the Property and collect rent thereunder.

(xiii)       Intentionally omitted.

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(xiv)      Estoppels. Use commercially reasonable efforts to obtain and deliver to Purchaser any estoppels Purchaser may reasonably require in connection with the Permitted Exceptions (each individually an “Estoppel,” and collectively the “Estoppels”); provided, however, Seller shall not be obligated to incur any non de-minimis expense or fee to so obtain Estoppels other than may be required by the terms of the Permitted Exception or to obtain any Estoppels from residential tenants at the Property.

(xv)       Alterations. After the expiration of the Due Diligence Period, not perform, nor permit the performance of, any material alterations, renovations or improvements to the Property without Purchaser’s prior written consent, which consent may be granted or withheld in Purchaser’s sole discretion, except for alterations or improvements required to ensure the safety of its Property.

(xvi)      Transition. Cooperate with Purchaser in transitioning ownership and management of the Property to Purchaser or Purchaser’s designee, including, without limitation, ensuring that all rents from and after the Closing Date received by Seller are paid over to Purchaser or its designee.

(b)           Existing Property Management Agreement. If Seller has not previously terminated the Existing Property Management Agreement and entered into the New Property Management Agreement, then Seller shall cause the Existing Property Management Agreement to be terminated by the Closing.

(c)           Assumed Contracts. If Purchaser delivers a written notice of objection to any Contract prior to the expiration of the Due Diligence Period, then, to the extent a termination right in favor of Seller is provided for in such Contract, or if such Contract does not prohibit termination, Seller shall cause Existing Property Manager to provide a notice of termination within two (2) Business Days of the expiration of the Due Diligence Period to the vendor thereunder with respect to each such Contract to which Purchaser has timely objected (collectively, the “Objectionable Contracts”); provided, however, that (i) Purchaser may not object to any of the Contracts marked as “must assume” on Schedule 3.1(j) and shall assume the same at Closing pursuant to the Bill of Sale and Assignment; (ii) Seller shall have no obligation to terminate any Contract which by its terms is not terminable or which cannot be terminated without payment of an express termination fee or penalty, unless Purchaser agrees in writing to pay such termination fee or penalty; (iii) if the termination of any Objectionable Contract cannot be made effective upon the Closing Date (it being agreed and acknowledged that Seller shall not be obligated to pay any money to accomplish such termination), then such Objectionable Contract shall be assumed by Purchaser at Closing pursuant to the Bill of Sale and Assignment (together with all Assumed Contracts with respect to the Property that do not constitute Objectionable Contracts) for the remaining period of such Contract until its effective date of termination; and (iv) Purchaser shall be responsible for any termination fees payable with respect to the termination of any Objectionable Contracts. Notwithstanding the foregoing, Purchaser shall not be required or entitled to assume: (x) any Contract that, by its terms, may not be assigned to and assumed by Purchaser without the consent of a third party, unless such third party’s written consent is actually obtained at or before Closing; or (y) any Contract that is not reflected on Schedule 3.1(j). All Contracts that Purchaser is required to assume or elects to assume hereunder are collectively referred to herein as the “Assumed Contracts.”

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(d)           Anti-Terrorism Law. Seller shall take any actions that may be required to comply with the terms of the Anti-Bribery, Anti-Money Laundering and Anti-Terrorism Laws, as amended, any regulations promulgated under the foregoing Applicable Laws, any sanctions program administered by the U.S. Department of Treasury’s Office of Foreign Property Control or Financial Crimes Enforcement Network, or any other Applicable Laws designed to combat corruption, bribery, terrorism, drug-trafficking or money laundering.

(e)           Exclusivity. From the Effective Date until the Closing or earlier termination of this Agreement, neither Seller, nor any of its brokers, Affiliates or agents, shall engage in discussions directly or through its brokers, agents or representatives or otherwise negotiate with any Person or party, other than with Purchaser, in connection with the sale of the Property or any joint venture or similar transaction relating to the Property.

(f)           Intentionally omitted.

(g)           Excluded Assets. Nothing in this Section 3.3 shall restrict Seller’s rights with respect to any Excluded Assets or give Purchaser any approval, consent or other rights with respect thereto.

SECTION 3.4            Property Management During Transition Period.

(a)           New Property Management Approval. Seller shall use best efforts to obtain its lender’s written approval (“New Property Management Approval”) of the following no later than June 28, 2019: (i) the removal of Existing Property Manager by termination of the Existing Property Management Agreement; and (ii) the appointment of New Property Manager, an affiliate of Purchaser, as the new manager of the Property, by means of Seller’s and New Property Manager’s execution and delivery of a new property management agreement in substantially the form of Exhibit G-1 attached hereto (the “New Property Management Agreement”), with such material changes to the form as Seller’s lender may require and as Seller, Purchaser and New Property Manager may approve in their reasonable discretion. Purchaser and New Property Manager shall reasonably cooperate with Seller and Seller’s lender in connection with Seller’s pursuit of the New Property Management Approval, including but not limited to entering into any commercially reasonable loan documentation required by Seller’s Lender as a condition of the New Property Management Approval. Notwithstanding anything herein to the contrary, Seller shall be in material default hereunder if New Property Management Approval is not obtained on or before August 1, 2019, and in such event Purchaser shall be entitled to all remedies set forth in Section 13.2.

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(b)          New Property Management Agreement. Provided that this Agreement is not previously terminated, upon ten (10) days written notice from Purchaser (provided that such notice may not be given until the New Property Management Approval is obtained), Seller shall (i) cause the Existing Property Management Agreement to be terminated, and (ii) enter into the New Property Management Agreement with New Property Manager. New Property Manager shall manage the Property during the Transition Period pursuant to the approved operating budget attached hereto as Exhibit G-2 (the “New Operating Budget”), with such deviations as are permitted under the terms of the New Property Management Agreement. For the avoidance of doubt, Seller agrees and acknowledges that the New Operating Budget is not intended to impose minimum Property performance standards for New Property Manager’s management of the Property during the Transition Period. Seller hereby waives any tortious interference claims under this Agreement due to New Property Manager’s breach of any leasing covenants contained in the New Property Management Agreement to the extent that such breach arises as a result of market degradation.

(c)          Relationship Between This Agreement and New Property Management Agreement. Upon its execution and delivery, the New Property Management Agreement will remain in effect for as long as this Agreement remains effective and has not been terminated. Specifically, Seller, Purchaser and New Property Manager agree and acknowledge that, except as otherwise specifically provided in this Agreement, neither Seller nor Property Manager shall have the right to terminate the New Property Management Agreement without cause during the Transition Period. For the avoidance of doubt, Seller, Purchaser and New Property Manager, where applicable, further agree as follows:

(i)           Effect of Termination of This Agreement. Seller, Purchaser and New Property Manager acknowledge and agree that, if either Seller or Purchaser has the right to terminate this Agreement during the Transition Period (including due to the failure of a Closing condition hereunder), and such party does terminate this Agreement during the Transition Period, then Seller and New Property Manager shall have the right to terminate the New Property Management Agreement at any time thereafter, without prejudice to the respective rights of Seller and New Property Manager under the New Property Management Agreement to pursue all remedies available to such party based on any then-extant default thereunder.

(ii)         Effect of New Property Manager Default under New Property Management Agreement. Upon the occurrence of a default by New Property Manager under the New Property Management Agreement that would entitle Seller to terminate the New Property Management Agreement (after the expiration of any applicable notice and/or cure periods under the New Property Management Agreement), then such default shall also constitute a default by Purchaser under Section 13.1 of this Agreement. Purchaser and New Property Manager acknowledge and agree that if Seller elects to terminate this Agreement pursuant to such Section 13.1, then Seller shall have the right to terminate the New Property Management Agreement at any time thereafter, and that thereafter Seller shall have the rights and remedies available to it both under Section 13.1 hereof and under the Property Management Agreement.

(iii)        Effect of Seller Default under New Property Management Agreement. Upon the occurrence of a default by Seller under the New Property Management Agreement that would entitle New Property Manager to terminate it (after the expiration of any applicable notice and/or cure periods), then such default shall also constitute a default by Seller under Section 13.2 of this Agreement. Seller acknowledges that if Purchaser elects to terminate this Agreement pursuant to such Section 13.2, then the New Property Management Agreement shall terminate thirty (30) days thereafter, New Property Manager shall have the rights and remedies available to it upon termination due to a default by Seller under the New Property Management Agreement, and Purchaser shall also have the remedies available to it under such Section 13.2.

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Article 4
REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER

SECTION 4.1            Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows:

(a)           Formation; Existence. Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

(b)           Power; Authority. Purchaser has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the purchase of the Property and the consummation of the transactions provided for herein have been duly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(c)           No Consents. No consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other Governmental Authority, is required to be obtained or made in connection with the execution, delivery and performance of this Agreement by Purchaser or any of Purchaser’s obligations in connection with the transactions required or contemplated hereby (other than the New Property Management Approval, as to the transactional matters associated with such approval).

(d)           No Conflicts. Purchaser’s execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the purchase of the Property, will not (i) conflict with or result in any violation of its organizational documents, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Purchaser is a party in its individual capacity, or (iii) violate any Applicable Law relating to Purchaser or its assets or properties, except, in each case, for (A) any conflict or violation which will not materially adversely affect Purchaser’s ability to consummate the transactions contemplated by this Agreement, and (B) the transactional matters subject to prior issuance of the New Property Management Approval.

(e)           Bankruptcy. Purchaser has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Purchaser’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, which remains pending, or (iv) suffered the attachment or other judicial seizure of all, or substantially all of Purchaser’s assets, which remains pending.

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(f)           Anti-Terrorism Laws. Neither Purchaser nor to Purchaser’s knowledge any beneficial owner of Purchaser: (i) is listed in the Executive Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders; (ii) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Executive Orders; (iii) to Purchaser’s knowledge, is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Executive Order, or (iv) is or has engaged in any dealings or transactions, or is otherwise associated, with any Forbidden Entity. The foregoing does not apply to any person or entity to the extent that such person’s interest in Purchaser is through a US publicly traded entity.

SECTION 4.2            Covenants of Purchaser. From the Effective Date until the Closing or earlier termination of this Agreement, Purchaser or Purchaser’s agents shall take any actions that may be required to comply with the terms of the Anti-Bribery, Anti-Money Laundering and Anti-Terrorism Laws, as amended, any regulations promulgated under the foregoing Applicable Laws, any sanctions program administered by the U.S. Department of Treasury’s Office of Foreign Property Control or Financial Crimes Enforcement Network, or any other Applicable Laws designed to combat corruption, bribery, terrorism, drug trafficking or money laundering.

Article 5
CONDITIONS PRECEDENT TO CLOSING

SECTION 5.1            Conditions Precedent to Seller’s Obligations. Seller’s obligation to consummate the transfer of the Property to Purchaser on the Closing Date is subject to the satisfaction (or waiver by Seller in writing) as of Closing of the following conditions; provided, however, if the failure of any such condition is due to a default by Purchaser, Seller shall have the rights and remedies provided in Section 13.1:

(a)           Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (unless such representation or warranty is made on and as of a specific date, in which case it shall be true and correct in all material respects as of such date).

(b)           Purchaser shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by Purchaser for Closing.

(c)           Seller or Escrow Agent shall have received all of the documents required to be delivered by Purchaser under Section 6.1.

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(d)           Seller or Escrow Agent shall have received the Purchase Price in accordance with Section 2.2 and all other amounts due to Seller hereunder.

(e)           Subject to Section 14.27 hereof, Section 14.27 of the Three Property Purchase Agreement, Section 14.27 of the Sorrel Phillips Creek Ranch Purchase Agreement, and Section 14.27 of the Landings at Four Corners Purchase Agreement, the transactions contemplated by such Affiliated Purchase Agreements shall have been consummated in accordance with the terms and conditions thereof.

SECTION 5.2            Conditions Precedent to Purchaser’s Obligations. Purchaser’s obligation to purchase and pay for the Property on the Closing Date is subject to the satisfaction (or waiver by Purchaser in writing) as of Closing of the following conditions; provided, however, if the failure of any such condition is due to a default by Seller, Purchaser shall have the right and remedies provided in Section 13.2:

(a)           Each of the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (unless such representation or warranty is made on and as of a specific date, in which case it shall be true and correct in all material respects as of such date), subject, in all respects, to the rights and obligations of the parties set forth in Section 3.2 of this Agreement.

(b)           Seller shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by Seller for Closing.

(c)           Subject to Section 14.27 hereof, Section 14.27 of the Three Property Purchase Agreement, Section 14.27 of the Sorrel Phillips Creek Ranch Purchase Agreement, and Section 14.27 of the Landings at Four Corners Purchase Agreement, the transactions contemplated by such Affiliated Purchase Agreements shall have been consummated in accordance with the terms and conditions thereof.

(d)           The Title Company shall be prepared and irrevocably committed to issue an Owner’s Policy for the Property in the full amount of the Purchase Price, subject only to the Permitted Exceptions; provided, however, if the Title Company is unable or unwilling to issue the Owner’s Policy, before Purchaser shall have the right to terminate this Agreement under this subsection (d), the parties shall first make commercially reasonable efforts to secure the Owner’s Policy from another title insurer satisfactory to Purchaser, and if necessary the Closing Date shall be extended by a period of up to five (5) Business Days to attempt to arrange such replacement coverage.

SECTION 5.3            Waiver of Conditions Precedent. The occurrence of the Closing shall constitute conclusive evidence that Seller and Purchaser have respectively waived any conditions which are not satisfied as of the Closing.

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SECTION 5.4            Failure of Conditions Precedent.

(a)          General. In the event that any condition precedent to Closing has not been timely satisfied, then the party whose condition to Closing has not been satisfied shall have the right to terminate this Agreement by written notice delivered to the other party at Closing. In connection with any such termination, Purchaser shall be entitled to a return of the Earnest Money (less the Independent Contract Consideration), and Seller and Purchaser shall be released from further obligation or liability hereunder (except for those obligations and liabilities which expressly survive termination); provided, however, nothing herein shall be deemed to constitute a waiver of any right or remedy which the parties may have under Article 13.

(b)          Certain Failures of Purchaser Conditions Precedent. Notwithstanding Section 5.4(a) hereof, the following terms shall apply beginning on July 15, 2019, if, and only if, (A) a Purchaser condition precedent under Section 5.2 is not timely satisfied, (B) a Seller default has not also occurred under Section 13.2 of this Agreement (in which event the Seller default provisions under this Agreement shall apply), and (C) Purchaser has the right to terminate this Agreement, and does terminate this Agreement, due to the condition failure:

(i)           Escrow Agent shall return the Earnest Money (less the Independent Contract Consideration) to Purchaser.

(ii)         Seller shall reimburse Purchaser for up to $75,000.00 of Purchaser’s actual, out of pocket expenses incurred for the transaction.

(iii)        If Purchaser has deposited any funds with its mortgage lender (“Purchaser’s Acquisition Lender”) as a rate lock deposit with respect to Purchaser’s acquisition financing (“Purchaser’s Acquisition Loan”) pursuant to a final written mortgage loan commitment from Purchaser’s Acquisition Lender, and such mortgage lender refuses to return all or substantially all of such deposit, then Seller shall also reimburse Purchaser for Purchaser’s actual out of pocket losses for the non-refundable portion of such deposit, not to exceed one percent (1.0%) of the amount of Purchaser’s Acquisition Loan as shown in Purchaser’s Acquisition Lender’s written loan commitment.

(iv)        Upon completion of subsections (i) through (iii) above, Seller and Purchaser shall be released from further obligation or liability hereunder (except for those obligations and liabilities which expressly survive termination).

Article 6
CLOSING DELIVERIES

SECTION 6.1            Purchaser’s Closing Deliveries. Purchaser shall deliver the following to the Escrow Agent for Closing, in compliance with Section 2.3 hereof:

(a)          With respect to the Property:

(i)           Purchaser’s duly executed counterpart to a Bill of Sale and Assignment of Leases, Contracts and General Intangibles (the “Bill of Sale and Assignment”) for the Property, in substantially the form of Exhibit A attached hereto;

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(ii)         Intentionally Deleted;

(iii)        Purchaser’s duly executed counterpart to a Prohibition Against Condominium Conversion Agreement for the Property (the “Condominium Conversion Prohibition Agreement”), in substantially the form of Exhibit C attached hereto;

(iv)        New Property Manager’s duly executed counterpart of a Termination Agreement with regards to the New Property Management Agreement (the “PMA Termination”); and

(v)         Purchaser’s duly executed counterpart to the Closing Statement.

(b)          With respect to the transactions contemplated hereunder:

(i)           The Purchase Price as specified in Section 2.2, as adjusted by the application of the Earnest Money, and by the adjustments, prorations and credits provided herein;

(ii)         to the extent that same are required to be executed by Purchaser under Applicable Law, all transfer tax returns or forms required for the conveyance of the Property, in each case, as prepared by Seller in coordination with and reasonably acceptable to Purchaser and duly executed by Purchaser;

(iii)        such evidence as the Title Company may reasonably require as to the authority of the Person or Persons executing documents on behalf of Purchaser, and as to the legal existence and good standing of Purchaser;

(iv)        a certificate dated as of the Closing Date and duly executed by Purchaser, stating that the representations and warranties of Purchaser contained in Article 4 of this Agreement are true and correct in all material respects as of the Closing Date; and

(v)         such additional documents as shall be reasonably requested by the Escrow Agent or the Title Company to consummate the transaction contemplated by this Agreement; provided, however, that in no event shall Purchaser be required to indemnify the Title Company, the Escrow Agent, Seller, or any other party pursuant to any such documents, or undertake any other material liability not expressly contemplated in this Agreement, unless Purchaser elects to do so in its sole discretion.

SECTION 6.2            Seller’s Closing Deliveries. Seller shall deliver the following to the Escrow Agent for Closing, in compliance with Section 2.3 hereof:

(a)           Deed. A Florida special warranty deed in substantially the form of Exhibit D attached hereto duly executed by Seller for the Real Property, together with, as applicable, a quitclaim deed for the Real Property in accordance with Section 8.1(b) hereof;

(b)           Condominium Conversion Prohibition Agreements. The Condominium Conversion Prohibition Agreement, as duly executed by Seller;

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(c)           Bill of Sale and Assignment. The Bill of Sale and Assignment, as duly executed by Seller;

(d)           Tenant Notice. A duly executed notice letter to the tenants at the Property (the “Tenant Notice”), in substantially the form of Exhibit B attached hereto. Purchaser shall promptly deliver the same to all tenants following the Closing;

(e)           Vendor Notices. To the extent not already provided to Purchaser, letters to the vendors under Assumed Contracts for the Property, duly executed by Seller;

(f)           Title Affidavit. A Florida Owner’s Affidavit in substantially the form of Exhibit E attached hereto, duly executed by Seller (the “Title Affidavit”);

(g)           FIRPTA Affidavit. A duly executed and notarized affidavit from Seller that Seller is not a “foreign person” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended;

(h)           Seller’s Closing Certificate. A duly executed certificate in the form attached hereto as Exhibit F (the “Seller’s Closing Certificate”) from Seller dated as of the Closing Date, stating that the representations and warranties of Seller contained in Article 3 of this Agreement are true and correct in all material respects as of the Closing Date;

(i)            Intentionally omitted;

(j)            Closing Statement. Seller’s duly executed counterpart to the Closing Statement;

(k)           Rent Roll. An updated Rent Roll for the Property, dated no earlier than the date that is five (5) Business Days prior to the Closing Date (which Seller’s property manager may provide), for purposes of preparing the Closing Statement and attaching as an exhibit to the Seller’s Closing Certificate and to the Title Affidavit;

(l)            Transfer Tax Forms. All transfer tax returns or forms required for the conveyance of the Property, in each case as prepared by Seller in coordination with Purchaser and, to the extent required under Applicable Law, duly executed Seller;

(m)           Leases. To the extent in Seller’s possession or reasonable control, originals (or copies if the Property maintains the Leases solely through an electronic database) of the Leases, which requirement may be satisfied by delivery at the on-site property management office for the Property, rather than by delivery to the Escrow Agent;

(n)           Seller Authority Documents. Such evidence as the Title Company may reasonably require as to the authority of the Person or Persons executing documents on behalf of Seller, and as to the legal existence and good standing of Seller;

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(o)          Broker Documents. If required by the Title Company for a given Property, a broker’s lien waiver or affidavit regarding such Property from the Broker or Brokers, and/or an affidavit regarding commercial real estate brokers from the applicable Seller, in form and substance reasonably acceptable to the Title Company;

(p)          Possession. Possession of the Property, subject only to the Permitted Exceptions;

(q)          PMA Termination. Seller’s duly executed counterpart of the PMA Termination; and

(r)           Miscellaneous. Such additional documents as shall be reasonably requested by the Escrow Agent or the Title Company to consummate the transaction contemplated by this Agreement; provided, however, that in no event shall Seller be required to indemnify the Title Company, the Escrow Agent, Purchaser, or any other party pursuant to any such documents, or undertake any other material liability not expressly contemplated in this Agreement, unless Seller elects to do so in its sole discretion.

Article 7
INSPECTIONS; DUE DILIGENCE; RELEASE

SECTION 7.1            Inspections.

(a)          Purchaser Investigations. During the Due Diligence Period and until Closing or the earlier termination of this Agreement, Purchaser and Purchaser’s partners, agents, employees, lenders, investors, property managers, representatives, attorneys, accountants, engineers, contractors, consultants and licensees (collectively, “Purchaser’s Representatives”) shall have the right to enter upon the Property and make such nondestructive on-site investigations, inspections, audits, analyses, appraisals, studies and tests, including, without limitation, surveys and engineering studies and reviewing Seller’s Deliveries (individually, a “Purchaser Investigation” and collectively, the “Purchaser Investigations”), as Purchaser deems necessary or advisable; provided, however, that Purchaser shall not be permitted to conduct (i) any physically invasive inspection, sampling or test, or (ii) testing or sampling required for a Phase II environmental site assessment at the Property without Seller’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed to the extent any Phase I environmental assessment identifies a recognized environmental condition (meeting the ASTM E1527-13 standard) and recommends further testing, but may otherwise be withheld in Seller’s sole discretion.

(b)          Procedures. Purchaser and Purchaser’s Representatives shall conduct all Purchaser Investigations strictly in accordance with the following procedures:

(i)           All Purchaser Investigations at the Property shall be conducted during the normal business hours of the Property on Business Days, unless Seller otherwise approves in writing and upon appropriate notice to tenants as required under any Leases.

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(ii)         Purchaser shall deliver to Seller a written notice of Purchaser’s intent to perform any Purchaser Inspection at the Property, in each case at least one (1) Business Day prior to the intended date of entry (notice to Brian Rideout by electronic mail at brideout@bluerockmi.com shall satisfy this notice requirement). Each such notice shall specify the Property and shall provide (A) the intended date of entry and the portion of the Property to be entered, (B) a description of the proposed Purchaser Investigations, including, without limitation, a list of contractors who will be performing the proposed Purchaser Investigations, and (C) in the instance of a physically invasive test otherwise permitted hereunder, a copy of Purchaser’s testing plan outlining the tests that Purchaser intends to perform, and such other information reasonably requested by Seller in connection with such physically invasive testing. Neither Purchaser nor any Purchaser’s Representative shall enter any portion of any Property until Seller has given written approval of both the request and any testing plan, which approval may be given by electronic mail to Jamie Shanks at jshanks@carterhaston.com.

(iii)        A representative of Seller shall have the right, but not the obligation, to be present during any Purchaser Investigation.

(iv)        Neither Purchaser nor any Purchaser’s Representative shall interfere unreasonably with the use, occupancy or enjoyment rights of any tenants, occupants, invitees, employees or contractors of Seller at the Property or of any such tenants’ or occupants’ employees, contractors, customers or guests.

(v)         Purchaser shall have no right to make inquiries of tenants, occupants, invitees, employees or contractors of Seller without Seller’s prior written consent, which may be conditioned upon an agent or representative of Seller accompanying Purchaser or Purchaser’s Representatives during such inquiries.

(vi)        Purchaser shall have the right to make customary inquiries to confirm existing factual matters or to request publicly available information, in either case, with regard to the Property, arising in connection with (A) a Phase I environmental site assessment, (B) a third-party zoning compliance report, (C) a zoning compliance letter from applicable governmental authorities, (D) a request for copies of permits and licenses, including certificates of occupancy, (E) a request to the applicable Governmental Authorities as to the status of the existing development rights or entitlements with respect to the Property, or (F) taxes attributable to the Property. Notwithstanding the foregoing, neither Purchaser nor any Purchaser Representative shall affirmatively request any governmental or quasi-governmental agency to undertake any action which would or could lead to a hearing before any governmental or quasi-governmental agency, or which would or could lead to a note or notice of violation of law or municipal ordinance, order or requirement imposed by such an agency, at the Property, or any change in zoning, licenses, permits or other entitlements or any investigation or restriction on the use of the Property or any part thereof by such an agency, except to the extent that Seller provides prior written consent to such inquiries in Seller’s sole discretion.

(vii)       Following each entry by Purchaser or any Purchaser’s Representative with respect to any Purchaser Investigation, Purchaser shall promptly restore, or cause to be restored, the Property to substantially the same condition as existed immediately prior to the Purchaser Investigation. Except in connection with radon testing, Purchaser shall not have the right to submit any samples or other materials to any testing laboratory or similar facility without obtaining the prior written consent of Seller in Seller’s sole discretion. The restoration provisions of this subsection shall survive the termination or expiration of this Agreement.

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(viii)      Prior to entering onto the Property to conduct any Purchaser Investigation, Purchaser shall obtain (or shall cause Purchaser’s Representatives to obtain), and during the period of all Purchaser Investigations shall maintain or cause to be maintained, at the sole expense of Purchaser or Purchaser’s Representatives, with respect to the Property: (A) commercial general liability (“CGL”) insurance, issued on a form at least as broad as Insurance Services Office (“ISO”) Commercial General Liability Coverage “occurrence” form CG 00 01 10 01 or another “occurrence” form providing equivalent coverage, including contractual liability coverage with respect to Purchaser’s obligations under this Agreement and personal injury liability coverage, with limits of not less than Two Million Dollars ($2,000,000) for any one occurrence and Five Million Dollars ($5,000,000) in the aggregate; (B) comprehensive automobile liability insurance (covering any automobiles owned or operated by Purchaser or Purchaser’s Representatives) issued on a form at least as broad as ISO Business Auto Coverage form CA 00 01 07 97 or other form providing equivalent coverage; (C) worker’s compensation insurance, and (D) employer’s liability insurance. Such automobile liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident. Such worker’s compensation insurance shall carry minimum limits as defined by the law of the jurisdiction in which the applicable Property is located (as the same may be amended from time to time). Such employer’s liability insurance shall be in an amount not less than Two Million Dollars ($2,000,000) for each accident, Two Million Dollars ($2,000,000) disease-policy limit, and Two Million Dollars ($2,000,000) disease-each employee. Seller (and, upon Seller’s request, the Property Manager and Property mortgagee(s)) shall be named as additional insureds on the CGL and automobile liability insurance policies with respect to liability arising out of the named insured’s acts or omissions relating to the Property. Each such insurance policy shall be subject to Seller’s prior written approval, not to be unreasonably withheld or delayed (for avoidance of doubt, such written approval shall be deemed given by Seller allowing Purchaser and Purchaser’s Representatives on the Property to the extent the insurance policy otherwise satisfies the coverage types and amounts set forth in this Section 7.1(b)(viii)). Prior to making any entry upon the Property, Purchaser or Purchaser’s Representatives shall furnish to Seller a certificate of insurance evidencing the foregoing coverages for the Property, which certificate of insurance shall be in form and substance reasonably satisfactory to Seller.

(ix)         Purchaser agrees (A) to promptly pay when due all costs associated with the Purchaser Investigations and (B) not to cause, permit or suffer any lien or encumbrance to be asserted against the Property related to the Purchaser Investigations. The provisions of this subsection shall survive the termination or expiration of this Agreement.

(x)           Purchaser shall comply with all Applicable Law which might in any way relate to the Purchaser Investigations.

(xi)         Neither Purchaser nor any Purchaser’s Representative shall damage any part of the Property or any personal property owned or held by any tenant, occupant or third party.

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(c)           Indemnification. Purchaser shall indemnify, hold harmless and defend Seller, and its members, officers, managers, employees and shareholders (collectively, the “Seller Indemnified Parties”) from and against any and all Claims actually incurred by Seller or any other indemnified party and caused by and arising out of (i) any Purchaser Investigation (i.e., without regard to the phrase “nondestructive” included in the definition of Purchaser Investigation) conducted by or at the behest of Purchaser and/or any Purchaser’s Representative, or (ii) any breach by Purchaser and/or any Purchaser’s Representative of the terms of this Section 7.1. Notwithstanding the foregoing, Purchaser shall have no liability for (and no obligation to indemnify, defend and/or hold any of the Seller Indemnified Parties harmless from) Claims arising from (A) pre-existing conditions merely discovered by Purchaser Investigations and not exacerbated by Purchaser or Purchaser’s Representatives (and in any event, only to the extent of such exacerbation), (B) the gross negligence or intentional wrongdoing of Seller, the Seller Indemnified Parties, or any Property’s tenants, occupants and invitees (other than Purchaser and Purchaser’s Representatives), or (C) any consequential, punitive, special or other similar damages. For the avoidance of doubt, Purchaser acknowledges that this Section 7.1(c) also applies to Claims arising during the portion of the Due Diligence Period that preceded the Effective Date of this Agreement. This Section 7.1(c) shall survive Closing or any termination of this Agreement.

(d)           WAIVER AND RELEASE. PURCHASER, FOR ITSELF AND ALL OF PURCHASER’S REPRESENTATIVES, HEREBY WAIVES AND RELEASES EACH OF SELLER AND ITS MEMBERS, OFFICERS, MANAGERS, EMPLOYEES AND SHAREHOLDERS FROM ALL CLAIMS RESULTING DIRECTLY OR INDIRECTLY FROM ACCESS TO, ENTRANCE UPON, OR INSPECTION OF THE PROPERTY BY PURCHASER OR ANY OF PURCHASER’S REPRESENTATIVES FROM AND AFTER THE COMMENCEMENT OF THE DUE DILIGENCE PERIOD, UNLESS ARISING FROM THE WRONGFUL MISCONDUCT OR GROSS NEGLIGENCE OF SELLER. THE PROVISIONS OF THIS SECTION 7.1(D) SHALL SURVIVE CLOSING OR ANY TERMINATION OF THIS AGREEMENT. FOR THE AVOIDANCE OF DOUBT, PURCHASER ACKNOWLEDGES THAT THIS SECTION 7.1(D) ALSO APPLIES TO ALL CLAIMS ARISING DURING THE PORTION OF THE DUE DILIGENCE PERIOD THAT PRECEDED THE EFFECTIVE DATE OF THIS AGREEMENT.

SECTION 7.2            Seller’s Deliveries.

(a)           To the extent that it has not already done so under the Access Agreement, Seller will make available to Purchaser and Purchaser’s Representatives for their review, in an online data room and/or at the Property, items and information pertaining to the Property set forth on Schedule B attached hereto (collectively referred to as the “Seller’s Deliveries”). Except as otherwise set forth in this Agreement, the Seller’s Deliveries are made available to Purchaser without representation or warranty by, or recourse against, Seller, it being agreed that Purchaser shall not rely on such documents and shall independently verify the truth, accuracy and completeness of said information and/or items contained therein.

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(b)           If this Agreement is terminated prior to Closing, within seven (7) days from the date of Seller’s request, Purchaser shall return or cause to be returned to Seller or destroy or cause to be destroyed all of the Seller’s Deliveries (and provide written confirmation of such destruction to Seller). This Section 7.2(b) shall survive the termination of this Agreement.

SECTION 7.3            Purchaser’s Termination Right.

(a)           On or before the expiration of the Due Diligence Period, Purchaser shall deliver written notice (the “Diligence Notice”) to Seller stating either (i) that Purchaser elects to terminate this Agreement, in which event the Escrow Agent shall return the Earnest Money to Purchaser without the consent of Seller or any other Person and no party shall have any further rights or obligations under this Agreement (except for provisions hereof that are expressly stated to survive a termination of this Agreement), or (ii) that Purchaser elects not to terminate this Agreement, in which event (A) Purchaser shall thereupon be deemed to have waived any right to terminate this Agreement pursuant to the provisions of this Section 7.3(a) and this Agreement shall continue in full force and effect in accordance with its terms and (B) the Earnest Money shall thereupon become nonrefundable, except as expressly specified in this Agreement. Purchaser’s failure to timely deliver the Diligence Notice to Seller shall be deemed to constitute Purchaser’s election not to terminate this Agreement (i.e. to elect clause (ii) above). For the avoidance of doubt, Purchaser’s right to terminate this Agreement pursuant to clause (i) above shall be made at the sole discretion of Purchaser and can be made for any reason or no reason.

(b)           Purchaser hereby agrees that in the event Purchaser delivers (or is deemed to have delivered) a Diligence Notice electing not to terminate this Agreement, the same shall constitute Purchaser’s acknowledgment that Purchaser has had adequate opportunity to consider, inspect and review to its satisfaction the physical, environmental, economic and legal condition of the Property and all files and information in Seller’s possession that Purchaser deems material to the purchase of the Property.

SECTION 7.4            Seller’s Disclaimer. Purchaser acknowledges the following:

ANY INFORMATION PROVIDED OR TO BE PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY IS PROVIDED SOLELY FOR PURCHASER’S CONVENIENCE. SUCH INFORMATION WAS OR WILL BE OBTAINED FROM A VARIETY OF SOURCES, INCLUDING FROM SELLER’S PROPERTY MANAGER. SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO (AND EXPRESSLY DISCLAIMS ALL) REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION, EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS TO BE DELIVERED BY SELLER. EXCEPT AS OTHERWISE PROVIDED HEREIN OR IN SELLER’S CLOSING DOCUMENTS, SELLER SHALL NOT BE LIABLE FOR ANY MISTAKES, OR OMISSIONS, OR FOR ANY PARTY’S FAILURE TO INVESTIGATE THE PROPERTY, NOR SHALL SELLER BE BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, APPRAISALS, ENVIRONMENTAL SITE ASSESSMENTS OR OTHER INFORMATION PERTAINING TO THE PROPERTY OR THE OPERATION THEREOF, FURNISHED BY SELLER, SELLER’S PROPERTY MANAGER, SELLER’S REPRESENTATIVES OR ANY OTHER PERSON ACTING ON BEHALF OF SELLER, EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN SELLER’S CLOSING DOCUMENTS.

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SECTION 7.5            Examination; No Contingencies.

(a)           IN ENTERING INTO THIS AGREEMENT, PURCHASER HAS NOT BEEN INDUCED BY AND HAS NOT RELIED UPON ANY WRITTEN OR ORAL REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY SELLER, OR ANY AFFILIATE, AGENT, EMPLOYEE, OR OTHER REPRESENTATIVE OF SELLER, OR BY ANY BROKER OR ANY OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT SELLER WITH RESPECT TO THE PROPERTY, THE CONDITION OF THE PROPERTY OR ANY OTHER MATTER AFFECTING OR RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE SELLER’S CLOSING DOCUMENTS. PURCHASER’S OBLIGATIONS UNDER THIS AGREEMENT SHALL NOT BE SUBJECT TO ANY CONTINGENCIES, DILIGENCE OR CONDITIONS EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. DURING ITS DUE DILIGENCE PERIOD AND PURSUANT TO THE TERMS OF THIS AGREEMENT, PURCHASER IS ENCOURAGED TO CONDUCT AN INDEPENDENT INVESTIGATION AND INSPECTION OF THE PROPERTY, UTILIZING SUCH EXPERTS AS PURCHASER DEEMS TO BE NECESSARY FOR AN INDEPENDENT ASSESSMENT OF THE IMPROVEMENTS AND EQUIPMENT USED IN THE OPERATION OF THE PROPERTY, AND COMPLIANCE OF THE PROPERTY (INCLUDING SPECIFICALLY THE IMPROVEMENTS) WITH APPLICABLE LAWS, INCLUDING THE FEDERAL AMERICANS WITH DISABILITIES ACT AND/OR APPLICABLE ENVIRONMENTAL LAWS. PURCHASER AGREES THAT THE PROPERTY WILL BE SOLD AND CONVEYED TO (AND ACCEPTED BY) PURCHASER AT CLOSING IN THE THEN-EXISTING CONDITION OF THE PROPERTY, AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT ANY WRITTEN OR VERBAL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN SELLER’S CLOSING DOCUMENTS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN SELLER’S CLOSING DOCUMENTS, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT ARE WITHOUT STATUTORY, EXPRESS OR IMPLIED WARRANTY, REPRESENTATION, AGREEMENT, STATEMENT OR EXPRESSION OF OPINION OF OR WITH RESPECT TO THE CONDITION OF THE PROPERTY OR ANY ASPECT THEREOF, INCLUDING, WITHOUT LIMITATION, (I) ANY AND ALL STATUTORY, EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES RELATED TO THE SUITABILITY FOR HABITATION, MERCHANTABILITY, WORKMANLIKE CONSTRUCTION OR FITNESS FOR USE OR ACCEPTABILITY FOR THE PURPOSE INTENDED BY PURCHASER OR ANY WARRANTIES OR COVENANTS UNDER FLORIDA STATUTE WITH RESPECT TO ANY OF THE REAL PROPERTY OR ITS CONDITION OR THE CONSTRUCTION, PROSPECTS, OPERATIONS OR RESULTS OF OPERATIONS OF THE PROPERTY, (II) ANY STATUTORY, EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE, BY ANY DESCRIPTION OF THE PROPERTY OR BY OPERATION OF LAW, AND (III) ALL OTHER STATUTORY, EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES BY SELLER OF ANY TYPE WHATSOEVER. PURCHASER ACKNOWLEDGES THAT PURCHASER HAS KNOWLEDGE AND EXPERTISE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE PURCHASER TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

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(b)          FOR PURPOSES OF THIS AGREEMENT, THE TERM “CONDITION OF THE PROPERTY” MEANS THE FOLLOWING MATTERS:

(i)           PHYSICAL CONDITION OF THE REAL PROPERTY. THE QUALITY, NATURE AND ADEQUACY OF THE PHYSICAL CONDITION OF THE REAL PROPERTY, INCLUDING, WITHOUT LIMITATION, THE QUALITY OF THE DESIGN, LABOR AND MATERIALS USED TO CONSTRUCT THE IMPROVEMENTS INCLUDED IN THE REAL PROPERTY; THE CONDITION OF STRUCTURAL ELEMENTS, FOUNDATIONS, ROOFS, GLASS, MECHANICAL, PLUMBING, ELECTRICAL, HVAC, SEWAGE, AND UTILITY COMPONENTS AND SYSTEMS; THE CAPACITY OR AVAILABILITY OF SEWER, WATER, OR OTHER UTILITIES; THE GEOLOGY, FLORA, FAUNA, SOILS, SUBSURFACE CONDITIONS, GROUNDWATER, LANDSCAPING, AND IRRIGATION OF OR WITH RESPECT TO THE REAL PROPERTY, THE LOCATION OF THE REAL PROPERTY IN OR NEAR ANY SPECIAL TAXING DISTRICT, FLOOD HAZARD ZONE, WETLANDS AREA, PROTECTED HABITAT, GEOLOGICAL FAULT OR SUBSIDENCE ZONE, HAZARDOUS WASTE DISPOSAL OR CLEAN-UP SITE, OR OTHER SPECIAL AREA, THE EXISTENCE, LOCATION, OR CONDITION OF INGRESS, EGRESS, ACCESS, AND PARKING; THE CONDITION OF THE PERSONAL PROPERTY AND ANY FIXTURES; AND THE PRESENCE OF ANY ASBESTOS OR OTHER HAZARDOUS MATERIALS, DANGEROUS, OR TOXIC SUBSTANCE, MATERIAL OR WASTE IN, ON, UNDER OR ABOUT THE REAL PROPERTY AND THE IMPROVEMENTS LOCATED THEREON.

(ii)         ADEQUACY OF THE PROPERTY. THE ECONOMIC FEASIBILITY, CASH FLOW AND EXPENSES OF THE PROPERTY, AND HABITABILITY, MERCHANTABILITY, FITNESS, SUITABILITY AND ADEQUACY OF THE REAL PROPERTY FOR ANY PARTICULAR USE OR PURPOSE.

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(iii)        LEGAL COMPLIANCE OF THE PROPERTY. THE COMPLIANCE OR NON-COMPLIANCE OF SELLER OR THE OPERATION OF THE PROPERTY OR ANY PART THEREOF IN ACCORDANCE WITH, AND THE CONTENTS OF, (A) ALL CODES, LAWS, ORDINANCES, REGULATIONS, AGREEMENTS, LICENSES, PERMITS, APPROVALS AND APPLICATIONS OF OR WITH ANY GOVERNMENTAL AUTHORITIES ASSERTING JURISDICTION OVER THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO ZONING, BUILDING, PUBLIC WORKS, PARKING, FIRE AND POLICE ACCESS, HANDICAP ACCESS, LIFE SAFETY, SUBDIVISION AND SUBDIVISION SALES, AND HAZARDOUS MATERIALS, DANGEROUS, AND TOXIC SUBSTANCES, MATERIALS, CONDITIONS OR WASTE, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OF HAZARDOUS MATERIALS IN, ON, UNDER OR ABOUT THE PROPERTY THAT WOULD CAUSE STATE OR FEDERAL AGENCIES TO REQUIRE CLEANUP OR MITIGATION WORK AT THE PROPERTY UNDER ANY APPLICABLE LEGAL REQUIREMENTS AND (B) ALL AGREEMENTS, COVENANTS, CONDITIONS, RESTRICTIONS (PUBLIC OR PRIVATE), CONDOMINIUM PLANS, DEVELOPMENT AGREEMENTS, SITE PLANS, BUILDING PERMITS, BUILDING RULES, AND OTHER INSTRUMENTS AND DOCUMENTS GOVERNING OR AFFECTING THE USE, MANAGEMENT, AND OPERATION OF THE PROPERTY.

(iv)        SELLER’S CORE DELIVERIES. THE MATTERS DISCLOSED IN SELLER’S CORE DELIVERIES.

(v)         INSURANCE. THE AVAILABILITY, COST, TERMS AND COVERAGE OF LIABILITY, HAZARD, COMPREHENSIVE AND ANY OTHER INSURANCE OF OR WITH RESPECT TO THE PROPERTY.

(vi)        CONDITION OF TITLE. SUBJECT TO SECTION 8.3, THE CONDITION OF TITLE TO THE REAL PROPERTY, INCLUDING, WITHOUT LIMITATION, VESTING, LEGAL DESCRIPTION, MATTERS AFFECTING TITLE, TITLE DEFECTS, LIENS, ENCUMBRANCES, BOUNDARIES, ENCROACHMENTS, MINERAL RIGHTS, OPTIONS, EASEMENTS, AND ACCESS; VIOLATIONS OF RESTRICTIVE COVENANTS, ZONING ORDINANCES, SETBACK LINES, OR DEVELOPMENT AGREEMENTS; THE AVAILABILITY, COST, AND COVERAGE OF TITLE INSURANCE; LEASES, RENTAL AGREEMENTS, OCCUPANCY AGREEMENTS, RIGHTS OF PARTIES IN POSSESSION OF, USING, OR OCCUPYING THE REAL PROPERTY; AND STANDBY FEES, TAXES, BONDS AND ASSESSMENTS.

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SECTION 7.6            RELEASE.

(a)           SUBJECT TO THE TERMS OF THIS AGREEMENT AND THE CLOSING DOCUMENTS, PURCHASER HEREBY AGREES THAT EFFECTIVE AS OF THE CLOSING DATE, SELLER, AND EACH OF SELLER’S PARTNERS, MEMBERS, TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, PROPERTY MANAGERS, ASSET MANAGERS, AGENTS, ATTORNEYS, AFFILIATES AND RELATED ENTITIES, HEIRS, SUCCESSORS, AND ASSIGNS (COLLECTIVELY, THE “RELEASED PARTIES”) SHALL BE, AND ARE HEREBY, FULLY AND FOREVER RELEASED AND DISCHARGED FROM ANY AND ALL LIABILITIES, LOSSES, CLAIMS (INCLUDING THIRD PARTY CLAIMS), DEMANDS, DAMAGES (OF ANY NATURE WHATSOEVER), CAUSES OF ACTION, COSTS, PENALTIES, FINES, JUDGMENTS, REASONABLE ATTORNEYS’ FEES, CONSULTANTS’ FEES AND COSTS AND EXPERTS’ FEES (COLLECTIVELY, “CLAIMS”) WITH RESPECT TO ANY AND ALL CLAIMS, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PROPERTY INCLUDING, WITHOUT LIMITATION, THE PHYSICAL, ENVIRONMENTAL AND STRUCTURAL CONDITION OF THE PROPERTY OR THE REAL PROPERTY OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING, WITHOUT LIMITATION, ANY CLAIM OR MATTER (REGARDLESS OF WHEN IT FIRST APPEARED) RELATING TO OR ARISING FROM (A) THE PRESENCE OF ANY ENVIRONMENTAL PROBLEMS, OR THE USE, PRESENCE, STORAGE, RELEASE, DISCHARGE, OR MIGRATION OF HAZARDOUS MATERIALS ON, IN, UNDER OR AROUND THE REAL PROPERTY REGARDLESS OF WHEN SUCH HAZARDOUS MATERIALS WERE FIRST INTRODUCED IN, ON OR ABOUT THE REAL PROPERTY, (B) ANY PATENT OR LATENT DEFECTS OR DEFICIENCIES WITH RESPECT TO THE PROPERTY, (C) ANY AND ALL MATTERS RELATED TO THE PROPERTY OR ANY PORTION THEREOF, INCLUDING WITHOUT LIMITATION, THE CONDITION AND/OR OPERATION OF THE PROPERTY AND EACH PART THEREOF, (D) ANY AND ALL MATTERS RELATED TO THE CURRENT OR FUTURE ZONING OR USE OF THE REAL PROPERTY, AND (E) THE PRESENCE, RELEASE AND/OR REMEDIATION OF ASBESTOS AND ASBESTOS-CONTAINING MATERIALS IN, ON OR ABOUT THE REAL PROPERTY REGARDLESS OF WHEN SUCH ASBESTOS AND ASBESTOS CONTAINING MATERIALS WERE FIRST INTRODUCED IN, ON OR ABOUT THE REAL PROPERTY; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL RELEASED PARTIES BE RELEASED FROM ANY CLAIMS ARISING PURSUANT TO THE PROVISIONS OF THIS AGREEMENT OR SELLER’S OBLIGATIONS, IF ANY, UNDER THE CLOSING DOCUMENTS. EFFECTIVE AS OF THE CLOSING DATE, PURCHASER HEREBY WAIVES AND AGREES NOT TO COMMENCE ANY ACTION, LEGAL PROCEEDING, CAUSE OF ACTION OR SUITS IN LAW OR EQUITY, OF WHATEVER KIND OR NATURE, INCLUDING, BUT NOT LIMITED TO, ANY CAUSE OF ACTION OR SUIT UNDER ENVIRONMENTAL LAWS, AGAINST THE RELEASED PARTIES OR THEIR AGENTS IN CONNECTION WITH THE RELEASED CLAIMS DESCRIBED ABOVE.

(b)           TO THE GREATEST EXTENT PERMITTED BY LAW SUBJECT TO THE TERMS OF THIS AGREEMENT AND THE CLOSING DOCUMENTS, PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT FACTUAL MATTERS NOT KNOWN TO IT MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGE, COSTS, LOSSES AND EXPENSES WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THE WAIVERS AND RELEASES HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT THE FOREGOING SENTENCE AND THAT, EFFECTIVE AS OF THE CLOSING DATE, SUBJECT TO THE TERMS OF THIS AGREEMENT AND THE CLOSING DOCUMENTS, PURCHASER NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT SELLER FROM ANY SUCH UNKNOWN CLAIMS, DEBTS, AND CONTROVERSIES WHICH MIGHT IN ANY WAY BE INCLUDED AS A MATERIAL PORTION OF THE CONSIDERATION GIVEN TO SELLER BY PURCHASER IN EXCHANGE FOR THE SELLER’S PERFORMANCE HEREUNDER.

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(c)           THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION.

(d)           SELLER HAS GIVEN PURCHASER MATERIAL CONCESSIONS REGARDING THIS TRANSACTION IN EXCHANGE FOR PURCHASER’S AGREEING TO THE PROVISIONS OF THIS SECTION 7.6. THE PROVISIONS OF THIS SECTION 7.6 SHALL SURVIVE CLOSING WITHOUT LIMITATION AND SHALL NOT BE DEEMED MERGED INTO ANY INSTRUMENT OR CONVEYANCE DELIVERED AT CLOSING.

(e)           Nothing in this AGREEMENT shall be interpreted as waiving any claim of Purchaser with respect to (A) any breach by Seller of any express representations, warranties OR covenants made by Seller in this Agreement or the Closing Documents, OR (B) ANY THIRD PARTY (INCLUDING GOVERNMENTAL) CLAIM, DEMAND, OR ACTION AGAINST PURCHASER REGARDING THE PROPERTY THAT RESULTS FROM THE ACTS OR OMISSIONS OF a RELEASED PARTY OR OTHER EVENTS OCCURRING DURING SELLER’S PERIOD OF OWNERSHIP OF THE PROPERTY. FURTHER, NOTWITHSTANDING ANYTHING IN IN THIS AGREEMENT TO THE CONTRARY: (I) PURCHASER SHALL HAVE THE RIGHT TO DEFEND GOVERNMENT AND THIRD-PARTY CLAIMS BY ALLEGING THAT SELLER, A RELEASED PARTY OR SOMEONE ACTING ON SELLER’S BEHALF, NOT PURCHASER, IS LIABLE FOR SUCH CLAIMS AND PURCHASER HAS NO OBLIGATION TO INDEMNIFY A RELEASED PARTY FOR GOVERNMENTAL OR THIRD PARTY CLAIMS ASSERTED BEFORE OR AFTER THE CLOSING AS A RESULT OF ANY ACT OR OMISSION TAKEN OR FAILED TO BE TAKEN BY OR ON A RELEASED PARTY’S BEHALF PRIOR TO THE CLOSING; AND (II) THE ACKNOWLEDGMENTS, WAIVERS AND RELEASES SET FORTH BY PURCHASER IN THIS AGREEMENT SHALL NOT APPLY TO THIRD-PARTY TORT CLAIMS RELATING TO THE PROPERTY AND OCCURRING DURING SELLER’S OWNERSHIP OF THE PROPERTY. ADDITIONALLY, SELLER AND PURCHASER HEREBY ACKNOWLEDGE AND AGREE THAT THE WAIVERS AND RELEASES SET FORTH BY PURCHASER IN THIS AGREEMENT ARE NOT INTENDED TO BE AND SHALL NOT BE CONSTRUED AS A WAIVER OF SIMILAR CLAIMS AGAINST ANY OF SELLER’S PREDECESSORS-IN-TITLE WITH RESPECT TO THE PROPERTY (“PREDECESSORS”), OR ANY SUCH PREDECESSOR’S OFFICERS, MEMBERS, MANAGERS, DIRECTORS, PARTNERS, EMPLOYEES, AGENTS OR CONTRACTORS, OR ANY OTHER PERSON ACTING ON BEHALF OF ANY SUCH PREDECESSORS.

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(f)           Additionally, notwithstanding any provision hereof to the contrary, the acknowledgments, waivers and releases set forth in this AGREEMENT by Purchaser and the Survival Period (AS set forth in section 11.4 of this agreement) shall not apply to any claim with respect to any fraudulent misrepresentation by Seller; PROVIDED, HOWEVER, IN THE EVENT THAT PURCHASER BRINGS AN ACTION AGAINST SELLER ALLEGING FRAUD AND PURCHASER THEREAFTER FAILS TO OBTAIN A FINAL, UNAPPEALABLE JUDGMENT AGAINST SELLER ON THE BASIS OF FRAUD, THEN PURCHASER SHALL PROMPTLY PAY TO SELLER AS LIQUIDATED DAMAGES, AND NOT AS A PENALTY, THE AMOUNT OF TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000.00). PURCHASER AND SELLER AGREE THAT SELLER’S DAMAGES RESULTING FROM AN ALLEGATION OF FRAUD ARE DIFFICULT, IF NOT IMPOSSIBLE, TO DETERMINE, AND THAT THE AMOUNT SET FORTH IN THIS SECTION 7.6(f) IS A FAIR ESTIMATE OF THOSE DAMAGES WHICH HAS BEEN AGREED TO IN AN EFFORT TO CAUSE THE AMOUNT OF SUCH DAMAGES TO BE CERTAIN.

SECTION 7.7            Effect of Purchaser Waiver of Lead-Based Paint Inspections. Purchaser acknowledges that it has had or will have the opportunity to undertake studies, inspections or investigations of the Real Property as Purchaser deemed or deems necessary to evaluate the presence of lead-based paint and/or lead-based paint hazards on the Real Property. To the extent that Purchaser has waived or otherwise declined the opportunity to undertake such inspections and investigations as a condition to the completion of the transaction under the terms of the Agreement, Purchaser has knowingly and voluntarily done so. Purchaser understands and acknowledges that certain of the Improvements or portions thereof may have been built prior to 1978, and that lead-based paint and/or lead-based paint hazards may be present on the Real Property. Except as otherwise set forth in this Agreement or the Closing Documents, Seller shall have no responsibility or liability with respect to any such presence of lead-based paint at the Property.

Article 8
TITLE AND PERMITTED EXCEPTIONS

SECTION 8.1            Title Insurance and Survey.

(a)           Title Commitment. Seller has delivered to Purchaser a title commitment for an ALTA Owner’s Title Insurance Policy (the “Title Commitment”) issued by the Title Company covering the Real Property providing for the issuance at the Closing to Purchaser of the Owner’s Policy. Upon issuance, the Owner’s Policy will except from coverage only those exceptions which become Permitted Exceptions pursuant to this Agreement. Except as permitted under this Agreement, no additional encumbrances may be created on the Property by Seller from and after the date of the Title Commitment without the prior written consent of Purchaser.

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(b)           Updated Survey. Seller has provided a copy of Seller’s most recent survey of the Real Property to Purchaser as part of Seller’s Deliveries. Seller has also delivered to Purchaser a new ALTA/NSPS survey for the Real Property (the “Updated Survey”). If the legal description for the Land on the Updated Survey differs from the legal description attached to this Agreement for the Land, upon Purchaser’s request, Seller shall execute and deliver to Purchaser at Closing a quitclaim deed, without representation or warranty, that uses the legal description set forth on the Updated Survey.

(c)           Disapproved Title Matters. Purchaser notified Seller in writing (the “Title Objection Notice”) on May 31, 2019 (the expiration date of Purchaser’s “Title Review Period”) as to which matters within the Title Commitment and which survey matters disclosed on the Updated Survey are not acceptable to Purchaser (individually, a “Disapproved Title Matter”). Any matter within the Title Commitment and the Updated Survey that Purchaser failed to so disapprove in the Title Objection Notice shall be conclusively deemed to have been approved by Purchaser and shall constitute a “Permitted Exception.” Seller notified Purchaser in writing on June 7, 2019, as supplemented by written notice to Purchaser on June 14, 2019 (collectively, the “Title Response Notice”), regarding whether Seller either (i) agreed to remove each such Disapproved Title Matter from title to the Real Property on or before the Closing, or (ii) declined to remove such Disapproved Title Matter from title to the Real Property. If Seller failed to timely deliver a Title Response Notice as to a particular Disapproved Title Matter, then Seller shall be deemed to have made the election in clause (ii) above as to such Disapproved Title Matter.

(d)           Regarding the Disapproved Title Matters in Purchaser’s Title Objection Notice as to which Seller has elected (or is deemed to have elected) not to remove such matters from title (i.e. Seller has made the election in clause (c)(ii) above), Purchaser acknowledges that it has elected to accept the condition of title to the Real Property subject to such Disapproved Title Matters, and that such uncured Disapproved Title Matters shall hereafter constitute “Permitted Exceptions.”

(e)           Required Cure Items. Notwithstanding anything contained herein to the contrary, Seller shall be obligated, at Closing, to cause Title Company to remove (i) deeds of trust, mortgages, security deeds or other security liens encumbering the Property; (ii) judgment liens encumbering the Property; (iii) mechanic’s or materialmen’s liens encumbering the Property; (iv) any instrument or other matter of record evidencing a lien or monetary encumbrance against the Property, or that may be discharged or satisfied through the payment of money; (v) matters created or appearing of record after the date of the Title Commitments and caused by the act or omission of Seller without the prior written consent of Purchaser; and (vi) any outstanding water bills, sewer bills, gas bills, electric bills or other utility bills due and owing (items i, ii, iii, iv, v and vi above are collectively referred to as the “Required Cure Items”). Seller shall be entitled to cure any Required Cure Items by compliance with a statutory bonding procedure that has the legal effect of removing the Required Cure Item as a lien on the Real Property, provided that such bonding procedure also causes the subject item to be removed as an exception in the Owner’s Policy. If Seller agrees in writing to cure a Disapproved Title Matter prior to Closing but thereafter subsequently fails to do so, Seller shall be in material default hereunder and Purchaser shall be permitted to pursue the remedies provided in Section 13.2 hereof, subject to any notice and cure provisions relating thereto.

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(f)           Written approval by Purchaser of any additional materially adverse title exceptions, defects, encumbrances or other title matters not shown on the Title Commitment or Updated Survey disclosed in writing to Purchaser after the expiration of the Title Review Period or new exceptions, defects, encumbrances or other title matters not shown on the Title Commitment solely due to an error by the Title Company in omitting the same and for which Purchaser had no prior knowledge (collectively, “Additional Title Matters”) shall be a condition precedent to Purchaser’s obligations to purchase the Property. Unless Purchaser gives written notice (an “Additional Title Disapproval Notice”) that it disapproves any Additional Title Matters, stating the Additional Title Matters so disapproved (the “Additional Title Disapproval Matters”), before the sooner to occur of the Closing or five (5) Business Days after receipt of written notice of such Additional Title Matters, Purchaser shall be deemed to have approved such Additional Title Matters and any such Additional Title Matters shall thereafter constitute “Permitted Exceptions.” Seller shall have until three (3) Business Days after receipt of any Additional Title Disapproval Notice (the “Additional Title Response Period”) to notify Purchaser in writing (an “Additional Title Disapproval Response”) of the Additional Title Disapproval Matters, if any, which Seller will cure prior to Closing. Seller’s failure to timely provide such Additional Title Disapproval Response shall be deemed to constitute Seller’s election not to cure any Additional Title Disapproval Matters. If Seller does not agree to cure all Additional Disapproved Matters, then Purchaser may, at its option, terminate this Agreement upon written notice to Seller, but only if given prior to the sooner to occur of Closing or five (5) Business Days after Purchaser receives the Additional Title Disapproval Response, or if Seller does not provide the Additional Title Disapproval Response, five (5) Business Days after the end of the Additional Title Response Period, in which case this Agreement shall immediately terminate, Purchaser shall be entitled to a return of the Earnest Money, and Seller and Purchaser shall have no further rights or obligations hereunder, except for the provisions hereof that expressly survive termination of this Agreement. If Purchaser fails to give such termination notice by such date, Purchaser shall be deemed to have waived its objection to, and to have approved, the matters set forth in Seller’s notice, and any such uncured Additional Title Disapproval Matters shall become “Permitted Exceptions.” Notwithstanding the foregoing, in the event that any such matter not set forth on the original Title Commitment or original Updated Survey, as applicable, constitutes a breach of Seller’s obligations under this Agreement, then Seller shall be in default under this Agreement, and Purchaser shall be permitted to pursue the remedies provided in Section 13.2 hereof, subject to any notice and cure provisions relating thereto.

SECTION 8.2            Intentionally Deleted.

SECTION 8.3            Certain Exceptions to Title; Inability to Convey.

(a)           Seller’s interest in the Real Property shall be conveyed by Seller, and Purchaser agrees to acquire Seller’s interest in the Real Property, subject only to the Permitted Exceptions. Notwithstanding anything in this Agreement to the contrary, Seller shall be obligated at or prior to the Closing to cause the release or discharge, at Seller’s sole cost and expense, of any Required Cure Items. The parties acknowledge and agree that Seller shall have the right to apply or cause the Escrow Agent to apply all or any portion of the Purchase Price to cause the release or discharge of any Required Cure Items when escrow is broken at Closing.

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(b)           Notwithstanding anything herein to the contrary, if Seller notifies Purchaser in writing that it will cure a title objection of the Purchaser but subsequently fails to cure such objection at or prior to Closing, Seller shall be in default under this Agreement and all remedies set forth in Section 13.2 shall be available to Purchaser.

(c)           Except as expressly set forth in Section 8.1 or in Section 8.3(a), nothing contained in this Agreement shall be deemed to require Seller to take or bring any action or proceeding or any other steps to remove any title exception or to expend any moneys therefor, and except in connection with a Seller default under this Agreement, Purchaser shall not have any right of action against Seller, at law or in equity, for Seller’s inability to convey its interest in the Real Property subject only to the Permitted Exceptions.

SECTION 8.4            Purchaser’s Right to Accept Title.

(a)           Notwithstanding the foregoing provisions of this Article 8, Purchaser may, by written notice given to Seller at any time prior to the earlier of (x) the Closing Date and (y) the termination of this Agreement, elect to accept such title as Seller can convey, notwithstanding the existence of any title or survey exceptions that are not Permitted Exceptions and which Seller is not required to remove or cure pursuant to this Agreement. In such event, this Agreement shall remain in effect and the parties shall proceed to Closing, but Purchaser shall not be entitled to any abatement of the Purchase Price, any credit or allowance of any kind or any claim or right of action against Seller for damages or otherwise by reason of the existence of any title exceptions which are not Permitted Exceptions and which Seller is not required to remove or cure pursuant to this Agreement.

(b)           Purchaser shall be entitled to request that the Title Company provide such endorsements (or amendments) to the Owner’s Policy as Purchaser may reasonably require, provided that (i) such endorsements (or amendments), other than any curative endorsements that Seller may elect to obtain pursuant to Section 8.1 or Section 8.3(a), shall be at no cost to, and shall impose no additional liability on, Seller, (ii) Purchaser’s obligations under this Agreement shall not be conditioned upon Purchaser’s ability to obtain such endorsements (other than any curative endorsements that Seller may elect to obtain pursuant to Section 8.1 or Section 8.3(a)), and, if Purchaser is unable to obtain such endorsements, Purchaser shall nevertheless be obligated to proceed to close the transactions contemplated by this Agreement without reduction of or setoff against the Purchase Price, and (iii) the Closing shall not be delayed as a result of Purchaser’s request hereunder.

Article 9
TRANSACTION COSTS; RISK OF LOSS

SECTION 9.1            Transaction Costs.

(a)           Purchaser and Seller agree to comply with all real estate transfer tax laws applicable to the sale of the Property.

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(b)           At Closing, Seller shall pay or cause to be paid the following: (i) any title search and exam fees and the base Owner’s Policy premium (Purchaser specifically agreeing and acknowledging that Seller shall also be entitled to any rebate or discount associated with such title premium); (ii) any costs in connection with discharging any encumbrances that Seller specifically agrees to or is obligated to pay, discharge, remove or cure pursuant to the terms of this Agreement; (iii) any state or local transfer tax, excise tax or documentary stamps payable on the conveyance of the Property to Purchaser; (iv) Broker’s commission; and (v) one-half (1/2) of all escrow or closing charges of the Escrow Agent.

(c)           At Closing, Purchaser shall pay or cause to be paid the following: (i) except to the extent that any such costs are to be paid by Seller under Section 9.1(b) hereof, all other costs for the Owner’s Policy and any lender’s title policy or policies on the Property, including premiums for any extended coverage, endorsements, update charges and other title charges; (ii) Purchaser’s cost to obtain the Updated Survey; (iii) all other fees, costs or expenses in connection with Purchaser’s due diligence reviews and analyses hereunder; (iv) document recording fees for the Deed, the Condominium Conversion Prohibition Agreement and any other recordable conveyance documents for the Property; (v) all costs associated with Purchaser’s acquisition financing, if any, including any state or local documentary stamps, intangibles tax or mortgage tax and recording fees for any recordable loan documents; and (vi) one-half (1/2) of all escrow or closing charges of the Escrow Agent (not to exceed $750.00). Except as otherwise expressly provided in this Agreement, each party shall pay the fees of its own attorneys, accountants and other professionals.

(d)           Each of Purchaser, on the one hand, and Seller, on the other hand, shall indemnify the other and their respective successors and assigns from and against any and all loss, damage, cost, charge, liability or expense (including court costs and reasonable attorneys’ fees actually incurred) which such other party may sustain or incur as a result of the failure of either such party to timely pay any of the aforementioned fees or other charges for which it has assumed responsibility under this Section 9.1. The provisions of this Section 9.1 shall survive the Closing or the termination of this Agreement.

SECTION 9.2            Risk of Loss.

(a)           Prior to the Closing, the risk of loss shall remain with Seller. If, on or before the Closing Date, the Real Property or any portion thereof shall be (i) damaged or destroyed by fire or other casualty or (ii) taken or threatened in writing to be taken as a result of any condemnation or eminent domain proceeding, Seller shall promptly notify Purchaser and, at Closing, Seller will credit against the Purchase Price payable by Purchaser an amount equal to the net proceeds (other than on account of business or rental interruption relating to the period prior to Closing), if any, received by Seller as a result of such casualty or condemnation, together with a credit for any deductible under such insurance, less any amounts spent by Seller to remedy unsafe conditions at the Real Property prior to Closing. If as of the Closing Date, Seller has not received any such insurance or condemnation proceeds, then the parties shall nevertheless consummate the conveyance of the Property on such date (without any credit for such insurance or condemnation proceeds except for a credit for any deductible under such insurance, less any amounts spent by Seller to remedy unsafe conditions at the Real Property prior to Closing), and at Closing Seller will assign to Purchaser all rights of Seller, if any, to the insurance or condemnation proceeds (other than on account of business or rental interruption relating to the period prior to Closing) and to all other rights or claims arising out of or in connection with such casualty or condemnation. Notwithstanding anything herein to the contrary, after the expiration of the Due Diligence Period, Seller shall not settle any insurance claim in connection with damage or destruction to the Real Property or any portion thereof by fire or other casualty or settle any condemnation or eminent domain action brought against the Real Property or any portion thereof without Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that in the event of a Material Casualty or Material Condemnation, Purchaser’s consent will only be required after Purchaser’s waiver of its right to terminate this Agreement pursuant to this Section 9.2 (and provided further that Purchaser shall not be required to waive its termination right until a casualty is determined to be a Material Casualty and a condemnation is determined to be a Material Condemnation).

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(b)           Notwithstanding the provisions of Section 9.2(a), if, on or before the Closing Date, the Real Property or any portion thereof shall be (i) damaged or destroyed by a Material Casualty or (ii) taken or threatened in writing to be taken as a result of a Material Condemnation, Purchaser shall have the right, exercised by written notice to Seller no more than five (5) Business Days after Purchaser has received written notice of such Material Casualty or Material Condemnation from Seller, to terminate this Agreement, in which event the Earnest Money shall be refunded to Purchaser and no party shall have any further rights or obligations hereunder other than those which expressly survive the termination of this Agreement. If Purchaser fails to timely terminate this Agreement in accordance with this Section 9.2(b), the provisions of Section 9.2(a) shall apply.

(c)           Further notwithstanding Section 9.2(a), Section 9.2(b) or any other provision of this Agreement to the contrary, if a Material Casualty or Material Condemnation occurs on or after July 15, 2019, and Purchaser timely elects to terminate this Agreement due to the Material Casualty or Material Condemnation, then Purchaser shall be entitled to the following:

(i)           Refund of the Earnest Money to Purchaser; and

(ii)         If Purchaser has deposited funds with Purchaser’s Acquisition Lender as a rate lock deposit with respect to Purchaser’s Acquisition Loan pursuant to a final written mortgage loan commitment from Purchaser’s Acquisition Lender, and Purchaser’s Acquisition Lender refuses to return all or substantially all of such deposit, then Seller shall also reimburse Purchaser for Purchaser’s actual out of pocket losses for the non-refundable portion of such deposit, not to exceed three percent (3.0%) of the amount of Purchaser’s Acquisition Loan as shown in Purchaser’s Acquisition Lender’s written loan commitment. For the avoidance of doubt, however, Purchaser shall not be entitled to reimbursement of any other out of pocket expenses.

(iii)        Upon completion of subsections (i) and (ii) above, Seller and Purchaser shall be released from further obligation or liability hereunder (except for those obligations and liabilities which expressly survive termination).

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(d)           A “Material Casualty” shall mean any damage to the Real Property or any portion thereof occurring at any time on or after the Effective Date by fire or other casualty that is expected to cost in excess of one and one half percent (1.5%) of the Purchase Price to repair (as determined by the independent insurance adjuster designated by Seller’s insurance company).

(e)           A “Material Condemnation” shall mean any condemnation or conveyance in lieu of condemnation for the Real Property which: (i) permanently and materially impairs the current use or value of the Real Property; (ii) permanently and materially impairs access to the Real Property from public roads; (iii) reduces the number or utility of parking spaces; or (iv) prohibits, as a matter of applicable law, the rebuilding or repair of any Improvements as they currently exist.

Article 10
ADJUSTMENTS

Unless otherwise provided below, the following are to be adjusted and prorated between Seller and Purchaser as of 11:59 pm Eastern Time on the day preceding the Closing the “Adjustment Point”), based upon a 365-day year, with Purchaser being deemed to be the owner of the Property during the entire day of the Closing Date and being entitled to receive all operating income of the Property, and being obligated to pay all operating expenses of the Property, with respect to the Closing Date, and the net amount thereof under this Article 10 shall be added to (if such net amount is in Seller’s favor) or deducted from (if such net amount is in Purchaser’s favor) the Purchase Price payable at Closing. Escrow Agent shall prepare the Closing Statement of the prorations and adjustments required by this Agreement and shall submit the same to Purchaser and Seller for review and approval at least three (3) Business Days prior to the Closing Date.

SECTION 10.1         Rents.

(a)           All Rents (as hereinafter defined) paid by tenants under the Leases in connection with their occupancy of the Real Property shall be adjusted and prorated as of the Adjustment Point. Delinquent Rents shall not be prorated. Seller shall be entitled to all Rents under Leases attributable to the period prior to the Adjustment Point, and Purchaser shall be entitled to all Rents under Leases attributable to the period from and after the Adjustment Point. All prepaid Rents for periods of occupancy after the Adjustment Point shall be credited to Purchaser at Closing. Any Rents collected by Purchaser or Seller after Closing from any tenant who owes Rents for periods prior to Closing shall be applied (i) first, in payment of current Rents at the time of receipt, (ii) second, to delinquent Rents, if any, which became due after the Closing, and (iii) third, to delinquent Rents, if any, which became due and payable prior to the Closing or otherwise attributable to the period prior to Closing. “Rents” for purposes of this Agreement shall mean (whether paid in advance of the date when such payment is due or otherwise) all fixed rents and other charges or amounts payable by tenants under the Leases or in connection with their use or occupancy of the Real Property or any service or amenity relating thereto, including water, electricity, gas, sewage or other utilities charges or other pass-through fees and charges.

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(b)           For a period of one hundred twenty (120) days following Closing, Purchaser shall bill tenants who owe Rents for periods prior to the Closing and use commercially reasonable efforts to pursue collection of such past due Rents to the full extent that Purchaser would endeavor to collect delinquent Rents owed to Purchaser, but shall not be obligated to engage a collection agency or take legal action or other enforcement action under the applicable Lease to collect such amount. Purchaser shall pay to Seller, no later than seven (7) days after collection, any collected amount that is owed to Seller, it being understood that any Rent and other sums collected by Purchaser under any Lease subsequent to the Closing shall first be applied to Rent and income obligations owing to Purchaser for its period of ownership. For a period of one hundred twenty (120) days following Closing, Purchaser may not waive any delinquent (or unpaid) Rents or modify a Lease so as to reduce or otherwise affect amounts owed thereunder for any period in which Seller is entitled to receive a share of charges or amounts without first obtaining Seller’s written consent. From and after Closing, Seller shall take no action with regards to obtaining delinquent Rent or other sums from existing tenants at the Property. With respect to delinquent or other uncollected Rents and any other amounts or other rights of any kind respecting tenants who are no longer tenants of the Property as of the Closing Date, Seller shall retain all of the rights relating thereto. Notwithstanding anything contained herein to the contrary, Seller acknowledges and agrees that Purchaser is under no obligation to collect delinquent Rents on Seller’s behalf.

SECTION 10.2         Taxes and Assessments. All non-delinquent real estate, ad valorem real property and personal property taxes and assessments with respect to the Property for the tax year in which Closing occurs shall be prorated between Seller and Purchaser as of the Adjustment Point (on the basis of the most recent available tax bill if the current bill is not then available and on the basis of the actual number of days elapsed over the applicable tax year). Seller shall be responsible for the payment of any such real estate and personal property taxes for years prior to the local tax year in which Closing occurs. In no event shall Seller be charged with or be responsible for any increase in the taxes on the Property resulting from (a) any change in use of the Property on or after the Closing Date, or (b) any improvements made or leases entered into on or after the Closing Date. If any taxes or assessments on the Property are payable in installments, then the installment allocable to the current period shall be prorated (with Purchaser being allocated the obligation to pay any installments due on or after the Closing Date).

SECTION 10.3         Intentionally Deleted.

SECTION 10.4         Utility Charges.

(a)           Water, sewer, gas, steam, electricity and other public utility charges will be paid by Seller to the utility company on or prior to the Closing Date. Seller shall arrange for a final reading of all utility meters (covering gas, water, steam and electricity) as of the Closing. To the extent necessary, Seller and Purchaser shall execute a letter to each such utility company advising it of the termination of Seller’s responsibility for utilities furnished to the Real Property as of the Closing Date and commencement of Purchaser’s responsibilities therefor from and after such date. If a bill is obtained from any such utility company as of Closing, Seller shall pay such bill on or before the Closing Date. Any utilities not read or billed as of the Closing Date will be prorated as of the Adjustment Point based on estimates at Closing, and adjusted after Closing once the final amounts are known. Additionally, Seller shall receive credits at Closing for the amount of any utility deposits with respect to the Real Property paid by Seller, to the extent Purchaser receives a credit from the applicable utility company on account of such deposit.

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(b)           Notwithstanding the foregoing, if Seller pays any utility bills and, directly or through a billing service, bills the tenants for such utilities, then at Closing, Seller shall receive a credit for the estimated amount of utility charges incurred by Seller and reimbursable to Seller from tenants under the Leases for periods prior to Closing (“RUBS”). The credit shall be for sixty (60) days of RUBS calculated based on the average RUBS payable by the tenants for the twelve (12) month period preceding the Closing Date. Such credit shall be final and shall not be subject to reproration pursuant to Section 10.10.

SECTION 10.5         Miscellaneous Revenues. Periodic revenues, if any, arising out of telephone booths, vending machines, laundry machines or other income-producing agreements shall be adjusted and prorated between Purchaser and Seller as of the Adjustment Point (provided that one-time inducement fees, “door fees” or similar non-recurring payments under Assumed Contracts shall not be prorated as of the Closing Date).

SECTION 10.6         Assumed Contracts. Amounts due under the Assumed Contracts shall be adjusted and prorated between Purchaser, on the one hand, and Seller, on the other hand, as of the Adjustment Point, with Purchaser to receive a credit at Closing for any amounts unpaid and attributable for the period prior to the Closing and Seller to receive a credit at Closing for any amounts previously paid and attributable to the period on and following the Closing.

SECTION 10.7         Association Fees. If applicable, all owners’ association fees or similar fees and assessments due and payable with respect to the Real Property with respect to the association’s fiscal year in which the Closing occurs shall be adjusted and prorated based on the periods of ownership by Seller and Purchaser during such association’s fiscal year.

SECTION 10.8         Security Deposits. The actual amounts of the Refundable Security Deposits held by Seller as landlord under the Leases shall be credited to Purchaser against the balance of the Purchase Price at Closing. Any such Refundable Security Deposits in forms other than cash (including letters of credit) shall be transferred to Purchaser on the Closing Date by way of appropriate instruments of transfer or assignment.

SECTION 10.9         Other Adjustments. If applicable, the Purchase Price shall be adjusted at Closing to reflect the adjustment of any other item which, under the explicit terms of this Agreement, is to be apportioned at Closing. Any other items of operating income or operating expense that are customarily apportioned between the parties in real estate closings of comparable commercial properties in the metropolitan area where the Property is located shall be prorated as applicable; however, there will be no prorations for debt service, insurance premiums or payroll, because Purchaser is not acquiring or assuming Seller’s financing, insurance or employees.

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SECTION 10.10         Re-Adjustment. In the event any prorations or apportionments made under this Article 10 shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same. Any item that cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and reprorated when the information is available. Notwithstanding anything to the contrary set forth herein, all re-prorations contemplated by this Agreement shall be completed within three (3) months after the Closing Date (subject to extension solely as necessary due to the unavailability of final information but in no event to exceed four (4) months after the Closing Date); provided, however, the final date with respect to real estate, ad valorem real property and property taxes and assessments shall be thirty (30) days after the issuance of final bills or other final resolutions of any contest relating thereto. The obligations of Seller and Purchaser under this Article 10 shall survive Closing for the time periods set forth in this Section 10.10.

Article 11
INDEMNIFICATION

SECTION 11.1         Indemnification by Seller. Following Closing and subject to Sections 11.3, 11.4 and 11.5, Seller shall indemnify and hold Purchaser and each of its respective Affiliates, members, partners, shareholders, officers and directors (collectively, the “Purchaser-Related Entities”) harmless from and against any and all costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys’ fees and disbursements actually incurred) suffered or incurred by Purchaser in connection with any and all losses, liabilities, claims, damages and expenses (“Losses”), arising out of, or resulting from, (a) any breach of any representation or warranty of Seller contained in Section 3.1 of this Agreement or in any Closing Document executed by Seller (collectively, the “Seller Representations”), and (b) any breach of any covenant of Seller contained in this Agreement or in any Closing Document that expressly survives the Closing (collectively, the “Surviving Covenants”).

SECTION 11.2         Indemnification by Purchaser. From and after the Closing and subject to Sections 11.4, 11.5 and 11.7, Purchaser shall indemnify and hold Seller and each of its Affiliates, members, partners, shareholders, officers and directors (collectively, the “Seller-Related Entities”) harmless from any and all Losses arising out of, or in any way resulting from, (a) any breach of any representation or warranty by Purchaser contained in Section 4.1 of this Agreement or in any Closing Document executed by Purchaser, and (b) any breach of any covenant of Purchaser contained in this Agreement or in any Closing Document that expressly survives the Closing.

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SECTION 11.3         Limitations on Indemnification by Seller. Notwithstanding the foregoing provisions of Section 11.1, (a) Seller shall not be required to indemnify Purchaser unless the amount for which an indemnity would otherwise be payable by Seller under Section 11.1 exceeds the Basket Limitation and, in such event, Seller shall be responsible for all such amounts from the first dollar of loss up to the Cap Limitation (provided that Seller’s obligations under Article 10 with respect to prorations and adjustments and Seller’s obligations under Section 14.2 with respect to brokers shall not be subject to the Basket Limitation or the Cap Limitation), (b) in no event shall the liability of Seller with respect to the indemnification provided for in Section 11.1 exceed the Cap Limitation (provided that Seller’s obligations under Article 10 with respect to prorations and adjustments and Seller’s obligations under Section 14.2 with respect to brokers shall not be subject to the Basket Limitation or the Cap Limitation), and (c) in the event Purchaser or New Property Manager has actual knowledge or any Deemed Purchaser Knowledge of any inaccuracy or breach of any representation, warranty, or covenant of Seller contained in this Agreement (a “Purchaser Waived Breach”) after the Effective Date but prior to Closing, and nonetheless proceeds with and consummates Closing, then Purchaser shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under this Article 11 for, or any other claim or cause of action under this Agreement, whether at law or in equity, on account of any such Purchaser Waived Breach. In no event shall Purchaser be entitled to seek or obtain consequential, speculative, special, punitive or exemplary damages against Seller.

SECTION 11.4         Survival. Seller Representations and Surviving Covenants shall survive for a period of one hundred eighty (180) days after the Closing Date (the “Survival Period”), unless a longer or shorter survival period is expressly provided for in this Agreement. Seller and Purchaser shall each have the right to bring an action or proceeding against the other for the breach of any such Seller Representations and Surviving Covenants, but only if the party bringing the action for breach (i) first learns of the breach after Closing, (ii) gives written notice of such breach to the other party within the Survival Period (unless a longer or shorter survival period is expressly provided for in this Agreement), and (iii) files such action for such breach no later than thirty (30) days after the written notice of the breach, unless a longer or shorter survival period is expressly provided for in this Agreement; provided, however, with respect to any actions brought by a party hereunder during the Survival Period but remaining unresolved as of the expiration of such period, the Survival Period shall extend solely as to such claims until the final adjudication (including appeals) or settlement of such claims.

SECTION 11.5         Notification. In the event that any indemnified party (“Indemnified Party”) becomes aware of any claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to such Indemnified Party hereunder (an “Indemnification Claim”), such Indemnified Party shall promptly, but in no event more than thirty (30) days following such Indemnified Party’s having become actually aware of such Indemnification Claim, notify the Indemnifying Party in writing of such Indemnification Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Indemnification Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto; provided, that no delay on the part of the Indemnified Party in giving any such notice of a Indemnification Claim shall relieve the Indemnifying Party of any indemnification obligations hereunder except to the extent that the Indemnifying Party is prejudiced by such delay.

SECTION 11.6         Indemnification as Sole Remedy. If Closing has occurred, the sole and exclusive remedy available to a party in the event of a breach by the other party to this Agreement of any representation, warranty, covenant or other provision of this Agreement or any Closing Document which expressly survives the Closing shall be the indemnifications provided for under this Article 11, except as it relates to re-proration obligations under Article 10 and the indemnification obligations under Section 7.1 and Section 14.2.

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SECTION 11.7         Limits on Indemnification by Purchaser. Notwithstanding the foregoing provisions of Section 11.2, (a) Purchaser shall not be required to indemnify Seller or any Seller-Related Entities under Section 11.2 unless the amount for which an indemnity would otherwise be payable by Purchaser under Section 11.2 exceeds the Basket Limitation and, in such event, Purchaser shall be responsible for all such amounts, (b) in no event shall the liability of Purchaser with respect to the indemnification provided for in Section 11.2 exceed the Cap Limitation (provided that Purchaser’s obligations under Article 10 with respect to re-prorations and adjustments shall not be subject to the Basket Limitation or the Cap Limitation), and (c) in the event that Seller obtains Knowledge of any inaccuracy or breach of any representation, warranty, or covenant of Purchaser contained in this Agreement (a “Seller Waived Breach”) after the Effective Date but prior to the Closing, and Seller nonetheless proceeds with and consummates the Closing, then Seller and any Seller-Related Entities shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under this Article 11 for, or any other claim or cause of action under this Agreement, whether at law or in equity on account of any such Seller Waived Breach. In no event shall Seller be entitled to seek or obtain consequential, speculative, special, punitive or exemplary damages against Purchaser.

Article 12
TAX APPEALS

SECTION 12.1         Prosecution and Settlement of Proceedings. If any tax reduction proceedings in respect of the Real Property, relating to any tax years ending prior to the tax year in which the Closing occurs are pending at the time of Closing, Seller reserves and shall have the right to continue to prosecute and/or settle the same. Prior to Closing, Seller reserves and shall have the right to initiate and continue any tax reduction proceedings in respect of any of the Real Property relating to the tax year in which Closing occurs; provided, however, that Seller shall not settle any such proceeding without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed. From and after Closing, Purchaser shall have the right to initiate or assume tax reduction proceedings in respect of the Real Property relating to the tax year in which Closing occurs and shall have the right to continue to prosecute and/or settle the same. Seller and Purchaser shall, from time to time, each keep the other reasonably informed of the status of any such tax reduction proceedings.

SECTION 12.2         Application of Refunds or Savings. Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings applicable to taxes payable with respect to the period prior to the Closing Date shall belong to and be the property of Seller and any refunds or savings in the payment of taxes applicable to taxes with respect to the period on or after the Closing Date shall belong to and be the property of Purchaser. All reasonable attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between Seller, on the one hand, and Purchaser, on the other hand, in proportion to the gross amount of such refunds or savings payable to Seller and Purchaser, respectively; provided, however, that neither Seller nor Purchaser shall have any liability for any such fees or expenses in excess of the refund or savings paid to such party unless such party initiated such proceeding.

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SECTION 12.3         Survival. The provisions of this Article 12 shall survive Closing until the final resolution of any such tax appeals, notwithstanding any earlier “true-up” deadline to the contrary.

Article 13
DEFAULT

SECTION 13.1         Purchaser’s Default. If Purchaser fails to consummate the purchase of the Property pursuant to this Agreement or otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Seller to perform hereunder, or if prior to Closing any one or more of Purchaser’s representations or warranties are breached in any material respect, and such default or breach is not cured by the earlier of the third (3rd) Business Day after written notice thereof from Seller or the Closing Date (provided that no notice or cure period shall apply if Purchaser fails to timely deposit any portion of the Earnest Money, or if Purchaser fails to timely consummate the purchase of the Property or the timely payment of the Purchase Price), Seller shall be entitled, as its sole remedy, to terminate this Agreement by giving Purchaser written notice of such election prior to or at Closing and recover the Earnest Money as liquidated damages and not as penalty, in full satisfaction of claims against Purchaser hereunder. Seller and Purchaser agree that Seller’s damages resulting from Purchaser’s default are difficult, if not impossible, to determine, and that the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain.

SECTION 13.2         Seller’s Default. If Seller fails to consummate the sale of the Property pursuant to this Agreement or otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Purchaser to perform hereunder, or if prior to Closing any one or more of Seller’s representations or warranties are breached in any material respect (i.e., in accordance with Section 3.2(g)), and such default or breach is not cured by the earlier of the fifth (5th) Business Day after written notice thereof from Purchaser or the Closing Date (provided that no notice or cure period shall apply if Seller fails to timely consummate the sale of the Property hereunder), Purchaser shall elect, as its sole remedy, either (i) to terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing, and recover the Earnest Money and reimbursement of Purchaser’s actual out-of-pocket third-party expenses incurred in connection with this Agreement, up to a maximum reimbursement of $250,000.00, (ii) to enforce specific performance to consummate the sale of the Property hereunder; provided, however, that if Seller willfully conveys the Property to a third party or third parties, such that the remedy of specific performance is unavailable to Purchaser, Purchaser shall have the right to seek its actual damages against Seller in an amount not to exceed $1,500,000.00, or (iii) to waive said failure or breach and proceed to Closing without any reduction in the Purchase Price. In no event shall Seller be liable for consequential, speculative, remote or punitive damages, or any other damages except as specifically provided herein, and Purchaser hereby waives and releases any right to seek or collect any such consequential, speculative, remote or punitive damages, or any damages. Notwithstanding anything herein to the contrary, Purchaser shall be deemed to have elected option (i) above if Purchaser fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance or actual damages against Seller on or before the date that is ten (10) Business Days following the scheduled Closing Date or, having given such notice, fails to file a lawsuit asserting such claim or cause of action for specific performance or damages in the county in which the Earnest Money is deposited within forty five (45) days following the scheduled Closing Date.

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SECTION 13.3         Certain Limitations. Notwithstanding Sections 13.1 and 13.2 hereof, in no event shall the provisions of Sections 13.1 and 13.2 limit (a) either Purchaser’s or Seller’s obligation to indemnify the other party, or the damages recoverable by an indemnified party against the indemnifying party due to, a party’s express obligation to indemnify another party in accordance with this Agreement, (b)  Purchaser’s or Seller’s respective obligation to pay Closing costs under Section 9.1 hereof, or the damages recoverable by any party against another party due to a party’s failure to pay such costs, or (c) either Purchaser’s or Seller’s obligations to pay another party’s legal costs under Section 14.23 hereof.

SECTION 13.4         Cross Defaults under Affiliated Purchase Agreements.

(a)           By Affiliated Sellers. Seller shall be in default under this Agreement immediately upon the default of any of the Affiliated Sellers under any of the Affiliated Purchase Agreements, and in such event, Purchaser may immediately exercise all rights and remedies set forth in Section 13.2 as to this Agreement.

(b)           By Purchaser. Purchaser shall be in default under this Agreement immediately upon the default of Purchaser under any of the Affiliated Purchase Agreements, and in such event, Seller may immediately exercise all rights and remedies set forth in Section 13.1 as to this Agreement.

Article 14
MISCELLANEOUS

SECTION 14.1         Exculpation.

(a)           Seller. Notwithstanding anything to the contrary contained herein (with the sole exception of the terms of the Parent Joinder attached to this Agreement), Seller’s shareholders, partners, members, and managers, the partners, members or managers of such partners, members or managers, the shareholders of such partners, members or managers, and the trustees, officers, directors, employees, agents and security holders of Seller and its partners, members or managers assume no personal liability for any obligations entered into on behalf of Seller, and their individual assets shall not be subject to any claims of any Person relating to such obligations. The foregoing shall govern any direct and indirect obligations of Seller under this Agreement.

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(b)           Purchaser. Notwithstanding anything to the contrary contained herein, Purchaser’s shareholders, partners, members, managers or the partners, members or managers of such partners members or managers, the shareholders of such partners, members or managers, and the trustees, officers, directors, employees, agents and security holders of Purchaser and its partners, members or managers assume no personal liability for any obligations entered into on behalf of Purchaser, and their individual assets shall not be subject to any claims of any Person relating to such obligations. The foregoing shall govern any direct and indirect obligations of Purchaser under this Agreement.

SECTION 14.2         Broker.

(a)           Broker’s Commission. The parties acknowledge that CB Richard Ellis, Inc. (the “Broker”) has been retained by and represents Seller as broker in connection with the sale of the Property to Purchaser, and is to be compensated for its services by Seller, pursuant to a separate written agreement between the Seller Group and the Broker.

(b)           Representation and Indemnity. Each of Seller, on the one hand, and Purchaser, on the other hand, hereby represents and warrants to the other that it has not disclosed this Agreement or the subject matter hereof to, and has not otherwise dealt with, any real estate broker, agent or salesman (other than the Broker) so as to create any legal right or claim in any such broker, agent or salesman (other than the Broker) for a real estate commission or similar fee or compensation with respect to the negotiation and/or consummation of this Agreement or the conveyance of the Property by Seller to Purchaser. Each of Seller, on the one hand, and Purchaser, on the other hand, shall indemnify, hold harmless and defend each other from and against any and claims and demands for a real estate brokerage commission or similar fee or compensation arising out of any claimed dealings with the indemnifying party and relating to this Agreement or the purchase and sale of the Property (including reasonable attorneys’ fees and expenses and court costs actually incurred in defending any such claim or in enforcing this indemnity), except for the Broker, whose fee, if any, shall be paid by Seller.

(c)           Survival. The indemnification provisions of this Section 14.2 shall survive the rescission, cancellation, termination or consummation of this Agreement.

SECTION 14.3         Confidentiality; Publicity; IRS Reporting Requirements.

(a)          Confidentiality.

(i)           Purchaser and Seller, and each of their respective Affiliates, shall hold as confidential all information disclosed in connection with the transaction contemplated hereby and concerning each other, the Property, this Agreement and the transactions contemplated hereby that is not generally known to or discoverable by the public, including without limitation the Seller’s Deliveries (collectively, the “Confidential Information”). The Confidential Information obtained by or disclosed to Purchaser and Purchaser’s Representatives shall be used by Purchaser and Purchaser’s Representatives solely for the purpose of Purchaser’s evaluation of the Property and for other uses related to the transaction contemplated by this Agreement. Neither Purchaser nor Seller shall release any Confidential Information to third parties without the prior written consent of the other party hereto, except (A) any information which was previously or is hereafter publicly disclosed (other than in violation of this Agreement, the Access Agreement, or other confidentiality agreements to which Affiliates of Purchaser or Seller are parties), (B) to such parties’ respective partners, agents, employees, consultants, attorneys, engineers, accountants, licensees, investors, advisors and lenders (collectively, “Permitted Outside Parties”) of any of the foregoing, provided that they are advised as to the confidential nature of such information, are instructed to maintain such confidentiality, and upon request of any other party, enter into confidentiality agreements with respect to the Confidential Information, and (C) as required by law, court order or other legal process.

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(ii)         Notwithstanding anything to the contrary herein, Confidential Information shall not include information which (A) is or becomes generally available to the public other than as a result of a disclosure by a party or the Permitted Outside Parties, (B) was available to a party or the Permitted Outside Parties on a non-confidential basis prior to its disclosure by any party or its representatives, (C) becomes available to a party or the Permitted Outside Parties on a non-confidential basis from a Person, other than Seller, Purchaser, or their respective representatives, who is not otherwise bound by a confidentiality agreement with such party not to transmit the information to the receiving party or the Permitted Outside Parties, or (D) is independently developed by any employee or agent of Seller, Purchaser or the Permitted Outside Parties who did not have access to the Confidential Information.

(iii)        This Section 14.3(a) shall survive the termination of this Agreement, but shall not survive the Closing.

(b)           Publicity; SEC filings. Until Closing, neither Seller nor Purchaser shall issue any advertisement, press release or other publicity concerning this transaction without the review and approval of the other party. Upon Closing, Seller or Purchaser may issue a press release or other publicity with respect to this Agreement and the transactions contemplated hereby, provided that the content of any such press release shall be subject to the prior written consent of Purchaser or Seller, as applicable, and in no event shall any such publicity disclose the identity of Purchaser’s or Seller’s direct or indirect beneficial owners by name, or the consideration paid for the Property. The foregoing notwithstanding, neither Seller nor any of its constituent parties shall be obligated to make prior disclosure to, or seek the approval of, Purchaser in connection with disclosures made to its or their attorneys, agents, and lenders, or any securities filings and associated press releases required in connection with the sale of the Property, including disclosures to investors or the filing of any Form 8-K or any related filings with the U.S. Securities and Exchange Commission. This Section 14.3(b) shall survive Closing or the termination of this Agreement.

(c)           IRS Reporting Requirements. For the purpose of complying with any information reporting requirements or other rules and regulations of the IRS that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement, including, but not limited to, any requirements set forth in proposed Income Tax Regulation Section 1.6045-4 and any final or successor version thereof (collectively, the “IRS Reporting Requirements”), Seller and Purchaser hereby designate and appoint the Escrow Agent to act as the “Reporting Person” (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements. The Escrow Agent hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement. Without limiting the responsibility and obligations of the Escrow Agent as the Reporting Person, Seller and Purchaser hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person, including, but not limited to, the requirement that Seller and Purchaser each retain an executed counterpart of this Agreement for at least four (4) years following the calendar year of Closing. This Section 14.3(c) shall survive Closing for four (4) years following the calendar year of Closing.

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SECTION 14.4         Escrow Provisions.

(a)           Investment of Earnest Money. Escrow Agent shall invest the Earnest Money held by Escrow Agent pursuant to Purchaser’s direction in an interest bearing account at a commercial bank whose deposits are insured by the Federal Deposit Insurance Corporation. The Escrow Agent shall notify Seller, no later than one (1) Business Day after receipt thereof, that the Escrow Agent has received any portion of the Earnest Money in immediately available funds, and is holding the same in accordance with the terms of this Agreement. The Escrow Agent shall invest the Earnest Money only in such accounts as will allow the Escrow Agent to disburse the Earnest Money or any portion thereof upon no more than one (1) Business Day’s notice.

(b)           Payment on Demand. Prior to the expiration of the Due Diligence Period, upon receipt of any written certification from Purchaser claiming the Earnest Money pursuant to the provisions of this Agreement, Escrow Agent shall promptly disburse the Earnest Money to Purchaser and shall thereupon be released and discharged from any further duty or obligation hereunder. Upon receipt of any written certification from Seller (at any time during the term of this Agreement) or Purchaser (following the expiration of the Due Diligence Period) claiming the Earnest Money pursuant to the provisions of this Agreement, Escrow Agent shall promptly forward a copy thereof to the other such party (i.e., Purchaser or Seller, whichever did not claim the Earnest Money pursuant to such notice) and, unless such other party within ten (10) days thereafter notifies the Escrow Agent of any objection to such requested disbursement of the Earnest Money (in which case the Escrow Agent shall retain the Earnest Money subject to Section 10.4 below), the Escrow Agent shall disburse the Earnest Money to the party demanding the same and shall thereupon be released and discharged from any further duty or obligation hereunder.

(c)           Exculpation of Escrow Agent. It is agreed that the duties of the Escrow Agent are herein specifically provided and are purely ministerial in nature, and that the Escrow Agent shall incur no liability whatsoever except for its misconduct or negligence, so long as the Escrow Agent is acting in good faith. Except in the event of the Escrow Agent’s willful misconduct or gross negligence, each of Seller and Purchaser does hereby release the Escrow Agent from any liability for any error of judgment or for any act done or omitted to be done by the Escrow Agent in the good faith performance of its duties hereunder and do each hereby indemnify the Escrow Agent against, and agree to hold, save, and defend the Escrow Agent harmless from, any costs, liabilities, and expenses incurred by the Escrow Agent in serving as the Escrow Agent hereunder and in faithfully discharging its duties and obligations hereunder. Seller and Purchaser are aware that Federal Deposit Insurance Corporation coverages apply to a maximum amount of $250,000.00 per depositor (as may be modified from time to time). Further, Seller and Purchaser do not and will not hold the Escrow Agent liable for any loss occurring which arises from bank failure or error, insolvency or suspension, or a situation or event which falls under the above coverages.

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(d)           Stakeholder. It is acknowledged that the Escrow Agent is acting as a stakeholder only with respect to the Earnest Money. If there is any dispute as to whether the Escrow Agent is obligated to deliver the Earnest Money or as to whom the Earnest Money is to be delivered following the expiration of the Due Diligence Period, the Escrow Agent may refuse to make any delivery and may continue to hold the Earnest Money until receipt by the Escrow Agent of an authorization in writing, signed by Seller and Purchaser, directing the disposition of the Earnest Money, or, in the absence of such written authorization, until final determination of the rights of the parties in an appropriate judicial proceeding. If such written authorization is not given, or a proceeding for such determination is not begun, within thirty (30) days of notice to the Escrow Agent of such dispute, the Escrow Agent may bring an appropriate action or proceeding for leave to deposit the Earnest Money in a court of competent jurisdiction located in the City of New York, State of New York pending such determination. The Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding, including, without limitation, reasonable attorneys’ fees and disbursements, by the party determined not to be entitled to the Earnest Money. Upon making delivery of the Earnest Money in any of the manners herein provided, Escrow Agent shall have no further liability or obligation hereunder.

(e)           Interest; Taxpayer Identification Number. All interest and other income earned on the Earnest Money deposited with the Escrow Agent hereunder shall be reported for income tax purposes as earnings of Purchaser. Purchaser’s taxpayer identification number shall be delivered to the Escrow Agent prior to Closing. Escrow Agent shall have no liability for any levies on the Earnest Money made by taxing authorities based upon the taxpayer identification number or numbers associated with the Earnest Money.

(f)           Execution by Escrow Agent. Escrow Agent has executed this Agreement solely for the purpose of acknowledging and agreeing to the provisions of this Section 14.4. Escrow Agent’s consent to any modification or amendment of this Agreement, other than to a modification or amendment of this Section 14.4, shall not be required.

SECTION 14.5         Successors and Assigns; No Third-Party Beneficiaries. The stipulations, terms, covenants and agreements contained in this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective permitted successors and assigns (including any successor entity after a public offering of stock, merger, consolidation, purchase or other similar transaction involving a party hereto) and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

SECTION 14.6         Assignment.

(a)           Assignments by Seller. Notwithstanding any provision of this Agreement to the contrary, Seller may assign or transfer its rights under this Agreement to a qualified intermediary as may be required for an Exchange under Section 14.25 hereof, without Purchaser’s prior written consent, provided that Seller shall not be relieved of any obligations or liabilities under this Agreement as a result of such transfer.

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(b)           Assignments by Purchaser. This Agreement may not be assigned by Purchaser in whole or in part without the prior written consent of Seller. Any transfer of a majority of the direct or indirect interests in Purchaser shall be deemed to be an assignment of this Agreement by Purchaser. Notwithstanding the foregoing, however, Purchaser may assign its rights under this Agreement prior to Closing without prior written approval of Seller to: (i) any entity that is controlled by, controlling or under common control with Purchaser, provided that (x) the Purchaser originally named in this Agreement will continue to remain liable under this Agreement notwithstanding any such assignment, (y) Purchaser shall deliver written notice to Seller of any such assignment at least five (5) Business Days prior to the Closing Date (which notice shall include the name, entity type, state of formation and signature block of the assignee), and (z) Purchaser and Purchaser’s assignee shall execute and deliver an assignment and assumption agreement in form reasonably satisfactory to Seller prior to Closing.

SECTION 14.7         Further Assurances. From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

SECTION 14.8         Notices. Any notice, request or other communication required or permitted to be given hereunder shall be in writing and, except as otherwise specifically provided herein, shall be delivered by hand or overnight courier (such as United Parcel Service or Federal Express), or by e-mail provided that a hard copy of such notice is also transmitted by one of the foregoing methods on the same Business Day. Any such notice shall be considered given on the date of such notice (provided that, with respect to e-mail notices, the e-mail is sent prior to 5:00 pm Eastern Time and a hard copy is also transmitted in compliance with this Section 14.8). Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice. By giving at least five (5) days’ prior written notice thereof, any party may from time to time and at any time change its notice address hereunder. Any notice may be given by a party’s counsel on such party’s behalf.

The parties’ respective addresses for notice purposes are as follows. Telephone numbers are provided for reference purposes only, and notice by telephone shall not be valid.

Notices to Seller:

c/o Bluerock Real Estate, L.L.C.

712 Fifth Avenue

9th Floor

New York, NY 10019

Attention: Ryan MacDonald

Telephone: (646) 278-4238
E-mail: rmacdonald@bluerockre.com

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With a copy (which shall not constitute notice) to:

Bluerock Real Estate, L.L.C.

712 Fifth Avenue

9th Floor

New York, NY 10019

Attention: Michael L. Konig

Telephone: (908) 415-8869
E-mail: mkonig@bluerockre.com

And to:

Nelson Mullins Riley & Scarborough LLP

Atlantic Station
201 17th Street NW, Suite 1700
Atlanta, GA 30363

Attention: Eric R. Wilensky, Esq.

Telephone: (404) 322-6469

E-mail: eric.wilensky@nelsonmullins.com

Notices to Purchaser:

KRE Topaz Portfolio Investor LLC

c/o Carter-Haston Holdings, L.L.C.

1230 Peachtree Street NE, Suite 1909

Atlanta, GA 30309

Attention: James A. Shanks

Telephone: (615) 577-4648

E-mail: jshanks@carterhaston.com

With a copy (which shall not constitute notice) to:

KRE Topaz Portfolio Investor LLC

c/o Kohlberg Kravis Roberts & Co.

600 Travis Street, Suite 7200

Houston, TX 77002

Attention: Paul S. Wasserman

Telephone: (713) 332-8322

E-mail: paul.wasserman@kkr.com

And to:

KRE Topaz Portfolio Investor LLC

c/o Kohlberg Kravis Roberts & Co.

9 West 57th Street, Suite 4200

New York, NY 10019

Attention: Michael Friedland

E-mail: michael.friedland@kkr.com

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And to:

Waller Lansden Dortch & Davis, LLP

511 Union Street, Suite 2700

Nashville, TN 37219

Attention: Philip F. Head, Esq.

Telephone: (615) 850-8152

E-mail: philip.head@wallerlaw.com

During the Transition Period, notices to Purchaser under this Agreement shall also copy New Property Manager at the following address:

c/o Carter-Haston Real Estate Services

3301 West End Avenue

Suite 200

Nashville, TN 37203

Attention: L. Marc Carter

Telephone: (615) 279-9200

E-mail: mcarter@carterhaston.com

Notices to the Title Company/Escrow Agent:

First American Title Insurance Company

Six Concourse Parkway, Suite 2000

Atlanta, GA 30328

Attention: Barbara H. Morgan

Telephone: (770) 390-6524

E-mail: bmorgan@firstam.com

SECTION 14.9         Entire Agreement. This Agreement, along with the Exhibits and Schedules hereto, contains all of the terms agreed upon between the parties hereto with respect to the subject matter hereof, and all understandings and agreements heretofore had or made among the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of the parties hereto.

SECTION 14.10         Amendments. This Agreement may not be amended, modified, supplemented or terminated, nor may any of the obligations of Seller or Purchaser hereunder be waived, except by written agreement executed by the party or parties to be charged. The Escrow Agent’s consent to any modification or amendment of this Agreement, other than to Section 14.4 hereof, shall not be required. Further, the consent of Parent to any modification or amendment of this Agreement, other than to the Parent Joinder attached hereto, shall not be required.

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SECTION 14.11         No Waiver. No waiver by any party of any failure or refusal by any other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

SECTION 14.12         Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of New York.

SECTION 14.13         Submission to Jurisdiction; Waiver of Jury Trial. To the fullest extent permissible by Applicable Law, Seller and Purchaser irrevocably submit to the jurisdiction of the federal and state courts having jurisdiction in the City of New York, New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Seller and Purchaser further agree that service of any process, summons, notice or document by U.S. registered mail to such party’s or parties’ respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. To the fullest extent permissible by Applicable Law, each of Seller and Purchaser also irrevocably and unconditionally waives trial by jury and any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the federal and state courts having jurisdiction in the City of New York, New York. To the fullest extent permissible by Applicable Law, each of Seller and Purchaser also irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 14.14         Severability. If any term or provision of this Agreement or the application thereof to any Person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

SECTION 14.15         Headings. The headings of the various Articles and Sections of this Agreement have been inserted only for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

SECTION 14.16         Counterparts. This Agreement may be executed in two or more counterparts and by facsimile or electronic (e.g., pdf) signatures, which taken together still constitute collectively one agreement. In making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart with each party’s counterpart, facsimile or electronic signature.

SECTION 14.17         Acceptance of Deed. The acceptance of the Deed by Purchaser shall be deemed full compliance by Seller of all of Seller’s obligations under this Agreement, except for those obligations of Seller which are specifically stated to survive the delivery of the Deed or Closing hereunder pursuant to the terms of this Agreement.

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SECTION 14.18         Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any exhibits, schedules or amendments hereto.

SECTION 14.19         Recordation. Neither this Agreement nor any memorandum or notice of this Agreement may be recorded by any party hereto without the prior written consent of the other parties hereto; provided, however, Purchaser’s recordation of a notice of lis pendens shall be permitted if Purchaser is seeking an action for specific performance. In furtherance of the foregoing, Purchaser hereby indemnifies Seller from and against any and all Losses arising out of a breach of this Section 14.19. The provisions of this Section 14.19 shall survive the Closing or any prior termination of this Agreement.

SECTION 14.20         Time is of the Essence. Seller and Purchaser agree that time is of the essence with respect to the parties’ obligations under this Agreement.

SECTION 14.21         Business Days; Calculation of Time Periods. Seller and Purchaser agree that if any notice or action required or permitted by this Agreement falls on a date which is not a Business Day, then such date shall be extended to the next Business Day. The final day of any time period under this Agreement or any deadline under this Agreement shall include the period of time through and including such final day or deadline. The final day of any specified time period or deadline shall be deemed to end at 5:00 p.m. Eastern Time unless otherwise specifically indicated herein.

SECTION 14.22         Survival.

(a)           Any obligations or liabilities of Seller or Purchaser hereunder shall survive Closing or earlier termination of this Agreement solely to the extent expressly provided herein.

(b)           Unless expressly stated otherwise, all terms and provisions contained in this Agreement shall not survive Closing.

SECTION 14.23         Legal Costs. The parties hereto agree that they shall pay directly any and all legal costs which they have incurred on their own behalf in the preparation of this Agreement, and all deeds and other agreements pertaining to this transaction, and that such legal costs shall not be part of the Closing costs. In addition, if either Purchaser or Seller brings any suit or other proceeding with respect to the subject matter or the enforcement of this Agreement, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys’ fees, expenses and costs of investigation actually incurred. The foregoing includes reasonable attorneys’ fees, expenses and costs of investigation (including those incurred in appellate proceedings), costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Sections 101 et seq.), or any successor statutes. The provisions of this Section 14.23 shall survive Closing or any termination of this Agreement without limitation.

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SECTION 14.24         Intentionally omitted.

SECTION 14.25         Exchange. Seller or Purchaser may desire to effectuate a tax-deferred “1031” exchange, including but not limited to a “reverse like kind exchange” (an “Exchange”) in connection with the purchase and sale of any or all of the Real Property. Purchaser and Seller hereby agree to reasonably cooperate with each other in connection with an Exchange, provided that: (a) all documents executed by any party in connection with an Exchange shall be subject to the prior reasonable approval of the other party, and all such Exchange documents shall acknowledge that the other party is acting solely as an accommodating party to such Exchange, the other party shall have no liability with respect thereto, the other party is making no representation or warranty that the transactions qualify as a tax-deferred exchange under Section 1031 of the Internal Revenue Code or any applicable state or local laws, and the other party shall have no liability whatsoever if any such transactions fail to so qualify; (b) no Exchange shall result in the non-exchanging party or parties incurring any additional costs or liabilities, and each party shall indemnify, defend and hold the other harmless against any such additional claims, causes of action, costs and liabilities; (c) no Exchange shall result in any increased risks or any adverse tax consequences to the non-exchanging party or parties; (d) in no event shall the non-exchanging party or parties be obligated to acquire any property or otherwise be obligated to take title, or appear in the records of title, to any property in connection with an Exchange; and (e) in no event shall an exchanging party’s consummation of such Exchange constitute a condition precedent to its obligations under this Agreement, and an exchanging party’s failure or inability to consummate such Exchange for any reason or for no reason at all shall not be deemed to excuse or release such party from its obligations under this Agreement. Any party pursuing an Exchange shall indemnify and hold the other parties harmless from and against all claims, demands, actions, proceedings, damages, losses, liabilities, costs and expenses resulting from such party’s Exchange. The indemnification provisions of this Section 14.25 shall survive Closing or any termination of this Agreement.

SECTION 14.26         Effect of Affiliated Purchase Agreements.

(a)           Contemporaneously herewith, (i) each of Sovereign Seller, Leigh House Seller, and Preston View Seller, as sellers, and Purchaser, as purchaser, have entered into the Three Property Purchase Agreement with respect to the purchase and sale of each of the Sovereign Property, the Leigh House Property, and the Preston View Property, (ii) Landings at Four Corners Seller and Purchaser have entered into the Landings at Four Corners Purchase Agreement with respect to the Landings at Four Corners Property, and (iii) Sorrel Phillips Creek Ranch Seller and Purchaser have entered into the Sorrel Phillips Creek Ranch Purchase Agreement with respect to the Sorrel Phillips Creek Ranch Property. As of the Effective Date, closing under the Three Property Purchase Agreement and the Landings at Four Corners Purchase Agreement is scheduled to occur prior to Closing under this Agreement.

(b)           Seller and Purchaser specifically agree and acknowledge that, except as otherwise specifically provided in Section 14.27 hereof, in Section 14.27 of the Three Property Purchase Agreement, in Section 14.27 of the Landings at Four Corners Purchase Agreement, or in Section 14.27 of the Sorrel Phillips Creek Ranch Purchase Agreement, (i) a termination of this Agreement shall also automatically terminate the Affiliated Purchase Agreements, and (ii) a termination of any of the Affiliated Purchase Agreements shall also automatically terminate this Agreement.

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SECTION 14.27         Special Provisions Regarding Partial Termination.

(a)           Purchaser’s Partial Termination Rights upon Special Casualty or Special Condemnation.

(i)           As used in this Section 14.27(a):

(A)         A “Special Casualty” shall mean any damage to the Real Property or any portion thereof by fire or other casualty that is expected to cost in excess of ten percent (10%) of the Purchase Price to repair (as determined by the independent insurance adjuster designated by Seller’s insurance company).

(B)         A “Special Condemnation” shall mean any condemnation or conveyance in lieu of condemnation for the Real Property which meets the standards for a “Material Condemnation” under Section 9.2(d), and for which either (i) the cost of restoration is expected to exceed ten percent (10%) of the Purchase Price (as determined by a general contractor selected by Purchaser that is reasonably acceptable to Seller) or (ii) results in a diminution in value of the Property by more than ten percent (10%) of the Purchase Price (as determined by an MAI certified appraiser selected by Purchaser that is reasonably acceptable to Seller).

(C)         A “Terminated Property” shall mean the Property, if the Property is affected by a Special Casualty or Special Condemnation, and if Purchaser therefore elects to terminate this Agreement pursuant to this Section 14.27(a).

(D)         The “Remaining Properties” shall mean the remainder of the Property Group, if Purchaser has a right to terminate, and does terminate, this Agreement pursuant to this Section 14.27(a).

(ii)         In the event of a Special Casualty or Special Condemnation at the Property, Purchaser may elect to terminate this Agreement by written notice to Seller, whereupon the Property shall thereafter constitute a Terminated Property, the remainder of the Property Group shall constitute Remaining Properties, and Purchaser shall proceed to close on the Remaining Properties under the Affiliated Purchase Agreements pursuant to the terms of such agreements, in which event: (A) the Earnest Money under this Agreement shall, at Purchaser’s election, either be applied to the payment of the purchase price for the Remaining Properties or returned to Purchaser, and (C) both parties shall be relieved from all obligations and liabilities arising hereunder related to the Property, except for any provisions hereof that expressly survive the termination of this Agreement (and then only to the extent such provisions apply to the Property). For the avoidance of doubt, if Purchaser exercises its rights as contemplated in this Section 14.27(a)(ii), the Affiliated Purchase Agreements shall remain in full force and effect notwithstanding anything herein or in the Affiliated Purchase Agreements to the contrary. If Purchaser elects to close over a Special Casualty or Special Condemnation, the terms of Section 9.2 shall apply.

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(b)          Purchaser’s Partial Termination Rights as to Affiliated Purchase Agreements.

(i)           If Purchaser has a right to terminate, and does terminate, the Three Property Purchase Agreement pursuant to Section 14.27 thereof, then, notwithstanding anything in this Agreement to the contrary, such termination shall apply solely to the property terminated thereby, and in such event, this Agreement, the Three Property Purchase Agreement (as to the non-terminated properties) and the other Affiliated Purchase Agreements shall remain in full force and effect.

(ii)         If Purchaser has a right to terminate, and does terminate, the Sorrel Phillips Creek Ranch Purchase Agreement pursuant to Section 14.27 thereof, then, notwithstanding anything in this Agreement to the contrary, such termination shall apply solely to the Sorrel Phillips Creek Ranch Purchase Agreement, and in such event, this Agreement and the remaining Affiliated Purchase Agreements shall remain in full force and effect.

(iii)        If Purchaser has a right to terminate, and does terminate, the Landings at Four Corners Purchase Agreement pursuant to Section 14.27 thereof, then, notwithstanding anything in this Agreement to the contrary, such termination shall apply solely to the Landings at Four Corners Purchase Agreement, and in such event, this Agreement and the remaining Affiliated Purchase Agreements shall remain in full force and effect.

(c)           In the event of a conflict between the terms of this Section 14.27 and any other provision of this Agreement, the terms of this Section 14.27 shall control.

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IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement, to be effective as of the Effective Date.

SELLER:

BR WORLD GATEWAY, LLC, a Delaware limited liability company

By:	BRG World Gateway Manager, LLC, a Delaware limited liability company, its Manager

	By:	/s/ Jordan B. Ruddy
Name: Jordan B. Ruddy
Title: Authorized Signatory

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

[SIGNATURES CONTINUE ON THE FOLLOWING PAGES]

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PURCHASER:

KRE TOPAZ PORTFOLIO INVESTOR LLC,
a Delaware limited liability company

By:	/s/ Michael Friedland
	Name:	Michael Friedland
	Title:	VP

JOINDER OF NEW PROPERTY MANAGER

New Property Manager has executed this Agreement for the limited purpose of agreeing to the terms of Section 3.4(a) applicable to it.

NEW PROPERTY MANAGER:

CHRES/MANAGEMENT, LLC, a Tennessee limited liability company

By:	/s/ James A. Shanks
	Name:	James A. Shanks
`	Title:	Authorized Member

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

[SIGNATURES CONTINUE ON THE FOLLOWING PAGES]

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JOINDER OF ESCROW AGENT

Escrow Agent has executed this Agreement for the limited purposes set forth herein.

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Myra A. Kellner
	Name:	Myra A. Kellner
`	Title:	Escrow Officer

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

[SIGNATURES CONTINUE ON THE FOLLOWING PAGES]

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Parent JOINDER

This joinder (this “Parent Joinder”) is attached to and made a part of the foregoing Agreement and all terms capitalized but not defined herein shall have the respective meanings given to them in the Agreement. The undersigned, BLUEROCK RESIDENTIAL GROWTH REIT, INC., a Maryland corporation (“Parent”), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby duly executes with proper authority, joins in the execution of this Agreement, and agrees that it is a party to the Agreement and is jointly and severally liable, as a principal and not as a surety, solely for Seller’s obligations under Section 10.10 and for any indemnity obligations of Seller arising under Section 11.1 hereof; provided, however, that any claim brought hereunder must be brought within one hundred eighty (180) days following the Closing Date, failing which, Purchaser shall be deemed to have waived and forever renounced any right to assert a claim pursuant to this Parent Joinder under Sections 10.10 and 11.1 for any claim or cause of action under the Agreement whether at law or in equity. Purchaser shall have the right to proceed directly against Parent without first making written demand to Seller (and without any obligation to bring suit against Seller) for the satisfaction of any such obligations.

Parent represents and warrants that its Tangible Net Worth (as hereinafter defined) exceeds the Cap Limitation. Until the expiration of the Survival Period (or if Purchaser makes a claim against any Seller during the Survival Period, until the final adjudication (including appeals) or settlement of such claim), Parent shall at all times: (i) remain an entity in good standing and not legally dissolve; (ii) maintain a Tangible Net Worth, measured on a consolidated basis, in an amount not less than the Cap Limitation, and (iii) not sell, dispose or make distributions of assets of Parent that would cause a breach of the foregoing financial covenants. “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises.

Parent is an indirect owner of Seller, will derive substantial benefits from the transactions described in the Agreement, and acknowledges that the execution of this Parent Joinder is a material inducement and condition to Purchaser’s execution of the Agreement. Parent represents and warrants that it has the legal right, power, authority and capacity to execute this Parent Joinder, that such execution does not violate the organizational documents of, or any other agreement or instrument by which Parent is bound, and that this Parent Joinder is binding and enforceable against Parent. Parent acknowledges and agrees that this Parent Joinder may not be assigned to any other Person without Purchaser’s prior written consent (which may be withheld in Purchaser’s sole discretion) and shall be binding upon Parent’s successors and assigns.

Parent unconditionally waives any guarantor or suretyship defenses that might otherwise be available to it with respect to its obligations under this Parent Joinder. The terms of this Joinder shall survive Closing until the expiration of the Survival Period (as the same may be extended pursuant to Section 11.4).

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The provisions set forth in Section 14.1, Section 14.3, and Section 14.5 through Section 14.27, inclusive, of the Agreement are hereby incorporated by reference into this Parent Joinder as if fully set forth herein, provided that the undersigned shall be the “Seller” under such Sections.

[REMAINDER OF PAGE LEFT BLANK;
SIGNATURE APPEARS ON NEXT PAGE]

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PARENT:

BLUEROCK RESIDENTIAL GROWTH REIT, INC., a Maryland corporation

By:	/s/ Michael Konig
	Name:	Michael Konig
	Title:	Authorized Signatory

[SIGNATURE PAGE TO PARENT JOINDER TO

PURCHASE AND SALE AGREEMENT]

[END OF SIGNATURES]

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Schedule A

Legal description of Land

PARCEL 1 (Fee Estate)

Parcel A-2 of WORLD GATEWAY PHASE 3, according to the Plat thereof as recorded in Plat Book 46, Pages 10 through 12, inclusive, of the Public Records of Orange County, Florida.

PARCEL 2 (Easement Estate)

Non-exclusive easement rights arising under that certain Grant of Signage Easement executed by World Gateway Property Owners Association, Inc., in favor of GCB Associates, Ltd., and Orlando Gateway, LLC, dated December 29, 2000 and recorded December 29, 2000 in Official Records Book 6161, Page 5064 of the Public Records of Orange County, Florida.

AND

Those certain easements created in Article VI of the Declaration of Covenants, Conditions and Restrictions for the Green Project, Orange County, Florida, recorded January 12, 1995 in Official Records Book 4843, Page 1448; Supplemental Declaration recorded June 5, 1997 in Official Records Book 5266, Page 4882 and recorded September 17, 1997 in Official Records Book 5328, Page 1945; First Amendment recorded November 26, 1997, in Official Records Book 5371, Page 1159; Supplemental Declaration recorded in Official Records Book 5816, Page 4379 and Second Amendment recorded in Official Records Book 5847, Page 3397, of the Public Records of Orange County, Florida; Third Amendment recorded in Official Records Book 6600, Page 2868; Fourth Amendment recorded in Official Records Book 7656, Page 3988 and Fifth Amendment recorded in Official Records Book 9934, Page 2784 of the Public Records of Orange County, Florida.

AND

Together with an undivided interest in and to easement for common area pursuant to Article VIII of the Declaration of Covenants, Conditions and Restrictions as recorded in O.R. Book 4843, Page 1448.

And together with the benefit of easement for ingress and egress over and across Tract D (Satay Drive) as provided for and set forth on the Plat of World Gateway Phase 3 according to the plat thereof as recorded in Plat Book 46, Pages 10 through 12, and affected by that certain Quitclaim Deed dated December 29, 2000 and recorded December 29, 2000 in Official Records Book 6161, Page 4998, all of the Public Records of Orange County, Florida.

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Schedule B

list of seller’s deliveries

Please see attached.

77

Schedule C

INVENTORY OF PERSONAL PROPERTY

Please see attached.

78

Schedule D

EXCLUDED PERSONAL PROPERTY

Please see attached.

79

Schedule 3.1

SELLER’S CORE DELIVERIES

Any and all information contained on that certain website with a domain name of: ______________________________. [NTD: At execution, download/delete privileges will be revoked and an email of the images of the site will be sent to both parties. A new site will be created for any incremental requests/documents.]

80

Schedule 3.1(h)

litigation

Please see attached.

81

Schedule 3.1(i)

NOTICES OF VIOLATION

Please see attached.

82

Schedule 3.1(j)

contracts

Please see attached.

83

Schedule 3.1(k)

RENT ROLL

Please see attached.

84

Schedule 3.1(q)

INSURANCE CERTIFICATE

Please see attached.

85

Exhibit A

FORM OF BILL OF SALE AND ASSIGNMENT

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION OF

LEASES, CONTRACTS AND GENERAL INTANGIBLES

THIS BILL OF SALE AND ASSIGNMENT AND ASSUMPTION OF LEASES, CONTRACTS AND GENERAL INTANGIBLES (this “Agreement”) is made and entered into this ____ day of _____, 2019, by and between BR WORLD GATEWAY, LLC, a Delaware limited liability company (“Seller”), and ___________________, a ___________ (“Purchaser”).

WITNESSETH:

WHEREAS, Seller and [Purchaser] have previously entered into that certain Purchase and Sale Agreement, dated as of June ____, 2019 [DESCRIBE AMENDMENTS, IF APPLICABLE] (the “Purchase Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement and pursuant to the Purchase Agreement, Seller is conveying to Purchaser, by Special Warranty Deed, (i) that certain tracts or parcels of real property located in Orange County, Florida, and more particularly described on Exhibit A, attached hereto and made a part hereof (the “Land”), (ii) the rights, easements and appurtenances pertaining to the Land (the “Related Rights”), and (iii) the buildings, structures, fixtures and other improvements on and within the Land (the “Improvements”; and the Land, the Related Rights and the Improvements being sometimes collectively referred to as the “Real Property”);

WHEREAS, Seller has agreed to convey to Purchaser certain personal property and assign to Purchaser certain leases, service contracts, and intangible rights as hereinafter set forth;

NOW, THEREFORE, in consideration of the receipt of Ten Dollars ($10.00), the assumptions by Purchaser hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.           Bill of Sale.

(a)           Seller hereby sells, assigns, transfers and conveys to Purchaser, without representation or warranty, all of Seller’s right, title and interest in, to and under the Personal Property and the Intangible Property.

(b)           “Personal Property” shall have the meaning ascribed to such term in the Purchase Agreement.

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(c)           “Intangible Property” shall have the meaning ascribed to such term in the Purchase Agreement.

(d)           Seller hereby binds itself, its legal representatives, successors and assigns, to WARRANT, and FOREVER DEFEND title to the Personal Property and Intangible Property unto Purchaser, its legal representatives, successors and assigns, against every Person claiming by, through or under Seller, but against no other.

2.           Assignment and Assumption of Leases.

(a)           Seller hereby sells, assigns, transfers and conveys to Purchaser all of Seller’s right, title and interest as landlord in, to and those Leases (as defined in the Purchase Agreement) which are described in Exhibit B attached to this Agreement, together with any and all unapplied Refundable Security Deposits (as defined in the Purchase Agreement). The Refundable Security Deposits are set forth on Exhibit B. The assignment of the Refundable Security Deposits has been made by means of a credit or payment on the closing statement executed by Seller and Purchaser pursuant to the Purchase Agreement.

(b)           Purchaser hereby assumes all of the covenants, agreements, conditions and other terms and provisions stated in the Leases which, under the terms of the Leases, are to be performed, observed, and complied with by the landlord from and after the date of this Agreement. Purchaser acknowledges that Purchaser shall become solely responsible and liable as landlord under the Leases for obligations arising or accruing from and after the date hereof. It is specifically agreed between Seller and Purchaser that Seller shall remain liable for the performance of the obligations to be performed by Seller under the described in Exhibit B which were required to be performed prior to (but not from and after) the date hereof.

(c)           Purchaser shall indemnify, hold harmless and defend Seller from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) that may be incurred by Seller by reason of the failure of Purchaser to perform, observe and comply with the landlord’s obligations under any of the Leases arising or accruing during the period from and after the date hereof, including without limitation, claims made by tenants with respect to the Refundable Security Deposits (to the extent paid or assigned to Purchaser or for which Purchaser has received a credit or payment at Closing). Seller shall indemnify, hold harmless and defend Purchaser from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) that may be incurred by Purchaser by reason of the failure of Seller to perform, observe and comply with the landlord’s obligations under any of the Leases arising or accruing during the period prior to the date hereof, including without limitation, claims made by tenants with respect to the Refundable Security Deposits arising before the date hereof (to the extent such Refundable Security Deposits were not paid or assigned to Purchaser or for which Purchaser did not receive a credit or payment at Closing).

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(d)           For purposes of this Paragraph 2, the word “landlord” means the landlord, lessor or other equivalent party under any of the Leases, and the word “tenant” means the tenant, lessee or other equivalent party under any of the Leases.

3.           Assignment and Assumption of Contracts.

(a)           Seller hereby sells, assigns, transfers and conveys to Purchaser all of Seller’s right, title and interest in, to and under those service, supply and similar agreements set forth on Exhibit C, attached hereto and made a part hereof (the “Contracts”).

(b)           Purchaser hereby assumes all of the covenants, agreements, conditions and other terms and provisions stated in the Contracts which, under the terms of the Contracts, are to be performed, observed, and complied with by the property owner from and after the date of this Agreement. Purchaser acknowledges that Purchaser shall become solely responsible and liable under the Contracts for obligations arising or accruing from and after the date hereof, including with respect to any and all payments coming due under the Contracts for which Purchaser has received a credit or payment on the closing statement executed by Purchaser and Seller (the “Credited Payments”). It is specifically agreed between Seller and Purchaser that Seller shall remain liable for the performance of the obligations to be performed by Seller under the Contracts which were required to be performed prior to (but not from and after) the date hereof.

(c)           Purchaser shall indemnify, hold harmless and defend Seller from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) that may be incurred by Seller by reason of the failure of Purchaser to perform, observe and comply with its obligations under any of the Contracts arising or accruing during the period from and after the date hereof, including without limitation, claims made by any other contract party with respect to the Credited Payments (to the extent paid or assigned to Purchaser or for which Purchaser received a credit or payment at Closing). Seller shall indemnify, hold harmless and defend Purchaser from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) that may be incurred by Purchaser by reason of the failure of Seller to perform, observe and comply with its obligations under any of the Contracts arising or accruing during the period prior to the date hereof, including without limitation, claims made by any other contract party with respect to the Credited Payments, arising before the date hereof (to the extent such Credited Payments were not paid or assigned to Purchaser or for which Purchaser did not receive a credit or payment at Closing).

4.           Qualifications. This Agreement is subject to those provisions of the Purchase Agreement limiting Seller’s liability to Purchaser, including but not limited to Article 11 of the Purchase Agreement.

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5.           Counterparts. This Agreement may be executed in two or more identical counterparts, and it shall not be necessary that any one of the counterparts be executed by all of the parties hereto. Each fully or partially executed counterpart shall be deemed an original, but all of such counterparts taken together shall constitute one and the same instrument.

6.           Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the successors, executors, administrators, legal representatives and assigns of the parties hereto.

7.           Governing Law. This Agreement shall be construed under and enforced in accordance with the laws of the State of New York.

EXECUTED effective as of the date first above written.

SELLER:		PURCHASER:

BR WORLD GATEWAY, LLC,		___________________________,
a Delaware limited liability company		a ________________________

By:	BRG World Gateway Manager, LLC,	By:
	a Delaware limited liability company,	Name:
	its Manager	Title:

By:
Name:
Title:

Exhibits to Bill of Sale and Assignment

A - Legal Description of Land

B - List of Assumed Contracts

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Exhibit B

FORM OF TENANT NOTICE

NOTICE TO TENANT

__________________ ____, 2019

To:	Tenants of ARIUM Palms at World Gateway Apartments

Re:	Sale by BR WORLD GATEWAY, LLC, a Delaware limited liability company

(the “Landlord”), to ____________________________, a ________________ (the “New Landlord”), of the property known as “ARIUM Palms at World Gateway Apartments,” located at 9000 Avenue Pointe Circle, Orlando, Florida 32821 (the “Property”)

Dear Tenant:

Please be advised that the Property has been sold and your lease (the “Lease”) has been assigned by Landlord to New Landlord. New Landlord has assumed all of the obligations under your Lease accruing from and after this day, including any obligations to return your security deposit, if any, in accordance with the terms of your Lease.

Until further notice, all correspondence and notices shall be directed, and all rents, additional rents and other charges under the Lease shall be paid, to New Landlord at the following address: _________________________________________________________.

Please make all rent checks payable to _________________________________.

Your security deposit, if any, under the Lease has been transferred to New Landlord.

Thank you for your assistance and cooperation during this transition.

[Signatures commence on the following page]

LANDLORD:

BR WORLD GATEWAY, LLC,
a Delaware limited liability company

By:	BRG World Gateway Manager, LLC,
a Delaware limited liability company,
its Manager

By:
Name:
Title:

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

Exhibit C

FORM OF

CONDOMINIUM CONVERSION PROHIBITION AGREEMENT

Return after recording to: ____________________________ ____________________________ ____________________________ ____________________________

SPACE ABOVE THIS LINE FOR RECORDER’S USE

ARIUM Palms at World Gateway Apartments

PROHIBITION AGAINST

CONDOMINIUM CONVERSION AGREEMENT

THIS PROHIBITION AGAINST CONDOMINIUM CONVERSION AGREEMENT (the “Condominium Agreement”) is made and entered into as of __________________, 2019, by and between _____________________ (“Purchaser”), and BR WORLD GATEWAY, LLC, a Delaware limited liability company (“Seller”).

WITNESSETH:

WHEREAS, Seller and [Purchaser] have entered into that certain Purchase and Sale Agreement dated as of June ____, 2019 (the “Sale Agreement”) relating to the sale by Seller to Purchaser of that parcel of real property located in Orange County, Florida, and more particularly described on Exhibit “A” attached hereto (the “Land”), together with certain apartment buildings and related personal property and other rights located thereon and relating thereto (the “Improvements”; and the Land and the Improvements collectively referred to herein as the “Property”).

WHEREAS, as a condition to Seller conveying the Property to Purchaser and in consideration of Seller accepting the purchase price and conveying the Property as set forth in the Sale Agreement to Purchaser, Purchaser has agreed with Seller to execute and record this Condominium Agreement providing for certain restrictions relating to the future use of the Property for a period of time after the date of this Condominium Agreement as more fully set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Seller and Purchaser hereby agree as follows:

Section 1.            Definitions and Interpretation. The following terms shall have the respective meanings assigned to them in this Section I unless the context in which they are used clearly requires otherwise:

“Condominium Conversion” - Shall mean the filing or recording of any document providing for the conversion of the Property to a form of condominium ownership under any state or local statute or ordinance.

“County” - The county in which the Land is located.

“Deed” - Special Warranty Deed.

“Event of Default” - As defined in Section 11 hereof.

“First Mortgage” – As defined in Section 20(a) hereof.

“First Mortgagee” – As defined in Section 20(a) hereof.

“Hazardous Materials” or “Hazardous Substances” - Shall mean (i) hazardous wastes, hazardous materials, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as “hazardous wastes,” “hazardous materials,” “hazardous substances,” “toxic substances,” “pollutants,” “contaminants,” “radioactive materials”, “toxic pollutants”, or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), 42 U.S.C. § 9601 et seq.; the Toxic Substance Control Act (“TSCA”), 15 U.S.C. § 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1802; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 9601, et seq.; the Clean Water Act (“CWA”), 33 U.S.C. § 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Clean Air Act (“CAA”), 42 U.S.C. § 7401 et seq.; any Regional Water Quality Control Board; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters; and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any environmental law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel and their byproducts, (E) asbestos, (F) lead in water, paint or elsewhere, (G) radon, (H) Polychlorinated Biphenyls (PCB’s), (I) ureaformaldehyde, (J) volatile organic compounds (VOC), (K) total petroleum hydrocarbons (TPH), (L) benzene derivative (BTEX), (M) petroleum byproducts and (N) methane gas or any of its derivatives.

“Improvements” - As defined in the Recitals hereof.

“Indemnified Parties” - As defined in Section 3 hereof.

“Land” - As defined in the Recitals hereof.

“Property” - As defined in the Recitals hereof.

“Property Conditions” - As defined in Section 3 hereof.

“Related Parties” – Bluerock Real Estate, L.L.C., a Delaware limited liability company, and its successors and assigns.

“Residential Rental Property” - Shall mean property used for the rental of apartments to the general public under leases providing for residential use by any occupant of any apartment.

“Purchaser” - As defined in the Preamble hereof. In the event more than one person and/or entity executes this Condominium Agreement as Purchaser, each such person and/or entity which comprises Purchaser under this Condominium Agreement shall be jointly and severally liable for all of the obligations, covenants, liabilities and indemnifications of the Purchaser under this Condominium Agreement.

“Seller” - As defined in the Preamble hereof.

“Term” - As defined in Section 7 herein.

“Units” - Shall mean any portion of the Property created in connection with any Condominium Conversion.

Section 2.            No Condominium Conversion.

(a)           During the Term of this Condominium Agreement:

(i)           The Property shall not be subject to any Condominium Conversion and no portion of the Property shall be converted to Units for sale in connection with a Condominium Conversion, nor shall the title to any such Units be transferred to any party.

(ii)         No part of the Property will at any time be owned or used as a cooperative housing corporation, community apartment property or stock corporation.

Section 3.            Indemnification. In the event any of the provisions of Section 2 hereof are breached, the then current owner of the Property (“Indemnitor”) agrees to indemnify, defend and hold harmless the Seller, and each of its members, partners, officers, directors, trustees, affiliates (including, but not limited to, Bluerock Real Estate, L.L.C. and Bluerock Residential Growth REIT, Inc.), parents, subsidiaries, shareholders, managers, beneficiaries, employees and agents (collectively, the “Indemnified Parties”) from any and all demands, claims, including claims for personal injury, property damage or death, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever, whether in tort, contract or otherwise (including without limitation, court costs and reasonable attorneys’ fees and disbursements) arising out of, or in any way relating to: (a) claims made or brought by any party or parties who acquire or contract to acquire any Units in the Property (or any cooperative housing corporation, community apartment property or stock corporation interests in the Property) following the date hereof, their agents, employees and successors and assigns in connection with or related to (i) the physical condition of the Property, including, without limitation, latent or patent defects, and claims relating to the existence of asbestos, any other construction defects, claims relating to mold, all structural and seismic elements, all mechanical, electrical, plumbing, sewage, heating, ventilating, air conditioning and other systems, the environmental condition of the Property and the presence of Hazardous Materials or Hazardous Substances on, under or about the Property, and (ii) any law or regulation applicable to the Property, including, without limitation, any environmental law and any other federal, state or local law (the matters described in (i) and (ii) hereof collectively the “Property Conditions”); and (b) a breach of any of the covenants, terms and conditions of this Condominium Agreement by Indemnitor. Indemnitor consents to the right of Indemnified Parties to approve and appoint defense counsel and to participate in or assume the defense of any claim. Until any determination is made in any appropriate legal proceeding challenging the obligation of Indemnitor herein, Indemnitor’s obligations under all the terms and provisions of this Section shall remain in full force and effect. Indemnitor acknowledges that it is a sophisticated and experienced purchaser of real estate and has reviewed with its counsel the full meaning and affect of the foregoing indemnity.

Section 4.           Consideration. In consideration of the Seller’s acceptance of the purchase price for the Property from Purchaser, Purchaser has entered into this Condominium Agreement and has agreed to restrict the uses to which the Property can be put on the terms and conditions set forth herein.

Section 5.           Intentionally deleted.

Section 6.           Intentionally deleted.

Section 7.           Term. This Condominium Agreement shall become effective upon its execution and delivery and shall remain in full force and effect until the date which is ten (10) years from the date hereof (the “Term”). Upon the expiration of the Term, the parties hereto agree to execute, deliver and record appropriate instruments of release and discharge of the terms hereof; provided, however, that the execution and delivery of such instruments shall not be necessary or a prerequisite to the termination of this Condominium Agreement in accordance with its terms.

Section 8.           Covenants to Run With the Land. The Purchaser and Seller hereby subject the Property to the covenants, reservations and restrictions set forth in this Condominium Agreement. The Purchaser and the Seller hereby declare their express intent that the covenants, reservations and restrictions set forth herein shall be deemed covenants running with the land and shall pass to and be binding upon the Purchaser’s successors in title to the Property; provided, however, that on the termination of this Condominium Agreement said covenants, reservations and restrictions shall expire. Each and every contract, deed or other instrument hereafter executed covering or conveying the Property or any portion thereof shall conclusively be held to have been executed, delivered and accepted subject to such covenants, reservations and restrictions, regardless of whether such covenants, reservations and restrictions are set forth in such contract, deed or other instrument.

Section 9.           Burden and Benefit. The Purchaser and Seller hereby declare their understanding and intent that the burden of the covenants set forth herein touch and concern the Land in that the Purchaser’s legal interest in the Property is rendered less valuable thereby. The Purchaser and Seller hereby further declare their understanding and intent that the benefit of such covenants touch and concern the Land by enhancing and increasing the enjoyment and use of the Property by persons entitled to rent the apartments contained therein.

Section 10.         Uniformity: Common Plan. The covenants, reservations and restrictions hereof shall apply uniformly to the entire Property in order to establish and carry out a common plan for the use of the Property.

Section 11.         Enforcement. If the Purchaser or any of its successors or assigns defaults in the performance or observance of any covenant, agreement or obligation of the Purchaser and its successors or assigns set forth in this Condominium Agreement, then the Seller or any of the Indemnified Parties may declare an “Event of Default” to have occurred hereunder, and, at any of said Parties option, it may take any one or more of the following steps: (a) by mandamus or other suit, action or proceeding at law or in equity, to require the Purchaser and its successors and assigns to perform its obligations and covenants hereunder, or enjoin any acts or things which may be unlawful or in violation of the rights of the Seller hereunder; or (b) take such other action at law or in equity as may appear reasonably necessary to enforce the obligations, covenants and agreements of the Purchaser hereunder. All rights and remedies as set forth herein shall be cumulative and non-exclusive to the extent permitted by law.

Section 12.         Recording and Filing. The Seller shall cause this Condominium Agreement and all amendments and supplements hereto and thereto, to be recorded and filed in the real property records of the County. The Seller shall pay all fees and charges incurred in connection with any such recording.

Section 13.         Attorneys’ Fees. In the event that a party to this Condominium Agreement brings an action against any other party to this Condominium Agreement by reason of the breach of any condition or covenant, representation or warranty in this Condominium Agreement, or otherwise arising out of this Condominium Agreement, the prevailing party in such action shall be entitled to recover from the other reasonable attorneys’ fees to be fixed by the court which shall render a judgment, as well as the costs of suit.

Section 14.         Governing Law. This Condominium Agreement shall be governed by the laws of the State of Florida.

Section 15.         Amendments. This Condominium Agreement shall be amended only with the express written consent of the Seller, or by any one (1) of the Related Parties for or on behalf of the Seller, by a written instrument executed by the parties hereto or their successors in title, and duly recorded in the real property records of the County.

Section 16.         Execution of Termination. Any one (1) of the Related Parties is authorized and empowered to execute a termination of this Condominium Agreement with the full force and effect as though it had been executed by the Seller.

Section 17.         Notice. Any notice required to be given hereunder shall be made in writing and shall be given by personal delivery, overnight courier, or certified or registered mail, postage prepaid, return receipt requested, at the addresses specified below, or at such other addresses as may be specified in writing by the parties hereto:

TO SELLER:

c/o Bluerock Real Estate, L.L.C.

712 Fifth Avenue

9th Floor

New York, NY 10019

Attention: Ryan MacDonald

With a copy (which shall not constitute notice) to:

c/o Bluerock Real Estate, L.L.C.

712 Fifth Avenue

9th Floor

New York, NY 10019

Attention: Michael L. Konig

And to:

Nelson Mullins Riley & Scarborough LLP

Atlantic Station
201 17th Street NW, Suite 1700
Atlanta, GA 30363

Attention: Eric R. Wilensky, Esq.

TO PURCHASER:

c/o Carter-Haston Holdings, L.L.C.

1230 Peachtree St. NE, Suite 1909

Atlanta, GA 30309

Attention: James A. Shanks

With a copy (which shall not constitute notice) to:

KRE Topaz Portfolio Investor LLC

c/o Kohlberg Kravis Roberts & Co.

600 Travis Street, Suite 7200

Houston, TX 77002

Attention: Paul S. Wasserman

And to:

KRE Topaz Portfolio Investor LLC

c/o Kohlberg Kravis Roberts & Co.

9 West 57th Street, Suite 4200

New York, NY 10019

Attention: Michael Friedland

And to:

Waller Lansden Dortch & Davis, LLP

511 Union Street, Suite 2700

Nashville, TN 37219

Attention: Philip F. Head, Esq.

Notice shall be deemed given three (3) Business Days after the date of mailing, by certified mail, postage prepaid, return receipt requested, or, if personally delivered or delivered by overnight courier, when received.

Section 18.         Severability. If any provision of this Condominium Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining portions hereof shall not in any way be affected or impaired thereby.

Section 19.         Multiple Counterparts. This Condominium Agreement may be simultaneously executed in multiple counterparts, all of which shall constitute one and the same instrument, and each of which shall be deemed to be an original.

Section 20.         Mortgagee’s Rights.

(a)           Definitions. For purposes of this Section 20, the following terms shall have the following meanings:

“First Mortgage” shall mean any bona-fide unpaid and outstanding mortgage or deed of trust on the Property or other instrument creating a security interest against the Property having priority of record over all other recorded liens except those governmental liens and statutory liens which are made superior by statute.

“First Mortgagee” shall mean the holder of any First Mortgage.

(b)           Transfer of Property to or from First Mortgagee. Notwithstanding anything contained herein to the contrary, in the event of a sale, transfer, or other disposition of the Property including, but not limited to, a conveyance pursuant to a deed-in-lieu of foreclosure or the sale of the Property at a foreclosure to (i) a First Mortgagee, (ii) an affiliate of a First Mortgagee, (iii) a purchaser at a foreclosure sale, and (iv) any transferee of a First Mortgagee or affiliate of a First Mortgagee (collectively a “Foreclosure Purchaser”), shall have no obligation to indemnify, defend and hold harmless Seller or the Related Parties with respect to any Condominium Conversion occurring (x) prior to the date such Foreclosure Purchaser acquires title to the Property (regardless of whether such Foreclosure Purchaser consented to such Condominium Conversion prior to its acquisition of the Property), or (y) following the conveyance of the Property by such Foreclosure Purchaser to a third party purchaser, provided that such Foreclosure Purchaser did not commit a Condominium Conversion during such Foreclosure Purchaser’s period of ownership of the Property. In the event that Foreclosure Purchaser did commit a Condominium Conversion during such Foreclosure Purchaser’s period of ownership of the Property, then Foreclosure Purchaser shall have the obligation to indemnify, defend and hold harmless Seller and the Related Parties with respect to any Condominium Conversion during such Foreclosure Purchaser’s period of ownership. Any third-party transferee of a Foreclosure Purchaser shall have the obligation to indemnify, defend and hold harmless Seller and the Related Parties with respect to any Condominium Conversion after such transferee’s acquisition of the Property. In the event of litigation arising out of such indemnifications, covenants or conditions, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs of court from the non-prevailing party. Seller acknowledges that Foreclosure Purchaser’s liability under this Condominium Agreement shall be limited to Foreclosure Purchaser’s interest in the Property.

(c)           No Amendments. No amendment of this Condominium Agreement shall be effective without the written consent and approval of any First Mortgagee, which shall not be unreasonably withheld, conditioned and/or delayed.

Section 21.         Joint and Several Liability of Purchaser. In the event more than one person and/or entity executes this Condominium Agreement as Purchaser, each such person and/or entity which comprises Purchaser under this Condominium Agreement shall be jointly and severally liable for all of the obligations, covenants, liabilities and indemnifications of the Purchaser under this Condominium Agreement.

IN WITNESS WHEREOF, the parties hereto have executed the Condominium Agreement as of the day and year first written above.

SELLER:

BR WORLD GATEWAY, LLC, a Delaware limited liability company

By:	BRG World Gateway Manager, LLC, a Delaware limited liability company, its Manager

By:
Name:
Title:

STATE OF ________________	)
) SS.
COUNTY OF ________________	)

On _____________________, 20__, before me, the undersigned, a Notary Public in and for said County and State, personally appeared ___________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity(ies) upon behalf of which the person(s) acted including, ______________________, a ___________________________, executed the within instrument.

(This area for official notarial seal)

WITNESS my hand and official seal

Signature ___________________________________

PURCHASER:

_______________________,
a _________________________

By:
Name:
Title:

STATE OF ________________	)
) SS.
COUNTY OF ________________	)

On _____________________, 20__, before me, the undersigned, a Notary Public in and for said County and State, personally appeared ___________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity(ies) upon behalf of which the person(s) acted including, ______________________, a ___________________________, executed the within instrument.

(This area for official notarial seal)

WITNESS my hand and official seal.

Signature ___________________________________

Exhibits to Condominium Agreement

Exhibit A – Legal Description of Property

Exhibit D

FORM OF DEED

Return to:

Tax Identification No. _____________________

SPECIAL WARRANTY DEED

THIS SPECIAL WARRANTY DEED (this “Deed”) is made as of this ____ day of __________________, 2019, by BR WORLD GATEWAY, LLC, a Delaware limited liability company (“Grantor”), having an address at 712 Fifth Avenue, 9th Floor, New York, NY 10019, to and in favor of _________________________, a _____________________ (“Grantee”), whose address is _______________________________ (the words “Grantor” and “Grantee” to include their respective successors and assigns where the context requires or permits).

WITNESSETH:

That Grantor, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other valuable consideration, the receipt whereof is hereby acknowledged, by these presents does hereby grant, bargain, sell, alien, remise, release and convey unto Grantee, that certain real property located in Orange County, Florida, which is described in the attached Exhibit A (the “Property”).

TO HAVE AND TO HOLD the Property, together with all tenements, improvements, hereditaments, easements, benefits, rights, privileges, and appurtenances belonging to or benefiting the Property forever in FEE SIMPLE.

AND GRANTOR HEREBY COVENANTS with Grantee that the Grantor is lawfully seized of the Property in fee simple; that Grantor has good right and lawful authority to sell and convey the Property; and that Grantor hereby fully warrants the title to the Property and will defend the same against the lawful claims of all persons claiming by, through or under Grantor but against no other, subject only to the matters set forth on Exhibit B attached hereto (the “Permitted Exceptions”).

AND GRANTOR HEREBY WARRANTS that at the time of this conveyance the Property is not the Grantor’s homestead within the meaning set forth in the Constitution of the State of Florida, nor is it contiguous to or a part of homestead property.

[SIGNATURE APPEARS ON FOLLOWING PAGE]

[SIGNATURE PAGE TO SPECIAL WARRANTY DEED]

IN WITNESS WHEREOF, Grantor has executed this Deed as of the day and year first above written.

WITNESSES:	GRANTOR:

BR WORLD GATEWAY, LLC, a Delaware limited liability company
Print Name:
	By:	BRG World Gateway Manager, LLC, a Delaware limited liability company, its Manager

Print Name:
By:
Name:
Title:

STATE OF ________________	)
) SS:
COUNTY OF ________________	)

I HEREBY CERTIFY that the foregoing instrument was acknowledged and executed before this _____ day of ________________________, 2019 by _______________________, as _______________________ of BRG World Gateway Manager, LLC, a Delaware limited liability company, Manager of BR World Gateway, LLC, a Delaware limited liability company. He is ________ personally known to me or ___________ has produced ______________________________ as identification.

Notary Public, State of
Printed Name:
My commission expires:

[Notary Seal]

Exhibits to Special Warranty Deed

Exhibit A —	Legal Description of Property

Exhibit B —	Permitted Exceptions

Exhibit E

FORM OF SELLER’S TITLE AFFIDAVIT

AFFIDAVIT-# 577036

STATE OF ___________

COUNTY OF ____________

Before me, the undersigned authority, personally appeared __________ (“Affiant”), who being by me duly sworn, on oath, deposes and says:

1.	That Affiant is a ___________ of _____________________ (“Owner”), in such capacity is duly authorized to execute this affidavit and all closing documents related to this transaction, and has personal knowledge of all matters contained in this Affidavit.

2.	That Owner is the fee simple owner of the property described in First American Title Insurance Commitment No. ________ (the “Commitment”), and as shown on Exhibit “A” attached hereto (the “Property”).

3.	That, except as indicated on the Commitment, there are no construction, materialmen or labors’ liens under the Florida Statutes filed against the Property; there have been no repairs, improvements made or other work done or labor, materials or services bestowed upon the Property or any part thereof within 90 days preceding the date of this Affidavit authorized by Owner for which all or any part of the cost of the same remains unpaid; there are no outstanding contracts, either oral or written, for the furnishing of any labor, materials or services in connection with the improvement of the Property or any part thereof entered into by Owner; and to the best knowledge of Affiant, no person, firm or corporation is entitled to a lien under Chapter 713 of the Florida Statutes with respect to the Property.

4.	That the Property is free of all mortgages, security agreements, liens or other encumbrances of any nature whatsoever made by, through or under Owner except as described in Schedule B of the Commitment.

5.	That there are no unpaid delinquent or otherwise outstanding taxes, special assessments or other liens or charges, or any public or private assessments, which are not shown as existing liens by the public records.

6.	That no one now occupies or is in possession of the Property or any part thereof as tenant, lessee, or otherwise, except the following: Residential tenants, as tenants only with no purchase option or right of first refusal, as identified on the rent roll attached hereto as Exhibit “B.”

7.	That, to the knowledge of Owner, no actions in bankruptcy have been filed by or against the Owner in any federal court or any other court of competent jurisdiction.

8.	That in connection with any covenants, conditions or restrictions (“CCRs”) on the Property, the undersigned is not aware of any current violations of those CCRs and has not received any notice from a third party claiming any current violations of those CCRs and that any assessments due a third party under the CCRs that is owed by Owner have been paid in full.

9.	That, to the knowledge of Owner, there are no matters pending against Owner that could give rise to a lien that would attach to the Property between the most recent effective date of the Commitment and the recording of the interest to be insured, and that Owner has not executed and will not execute any instrument that would adversely affect the title to the Property or interest to be insured.

10.	That this affidavit is given for the purpose of inducing First American Title Insurance Company and/or its agent to issue its policy or policies of title insurance in favor of __________________________________ and _____________________ which may provide coverage as to the matters listed above. Owner acknowledges that it has read the foregoing and fully understands the legal aspects of any misrepresentation and/or untrue statements made herein and agrees to indemnify and hold harmless FIRST AMERICAN TITLE INSURANCE COMPANY (the “Company”) against liability occasioned by reason of reliance upon the statements made herein.

11.	Each person in his or her capacity as an officer, manager or authorized signatory of the entity signing below, on behalf of Owner, agrees that Owner shall indemnify the Company and agrees that Owner shall save harmless the Company against any loss or expense, including reasonable attorneys’ fees and costs, sustained as a result of any of the foregoing statements not being true and accurate.

[NO FURTHER TEXT ON THIS PAGE]

By:
Name:
Title:

Sworn and subscribed before me this _______ day of __________ 2019.

_________________________

NOTARY PUBLIC

[AFFIX NOTARY STAMP OR SEAL]

My commission expires: ______________________________

Exhibits to Affidavit

Exhibit A – Legal Description of Property

Exhibit B – Rent Roll

Exhibit F

FORM OF SELLER’S CLOSING CERTIFICATE

SELLER’S CLOSING CERTIFICATE

THIS SELLER’S CLOSING CERTIFICATE is made as of ______________, 2019 by BR WORLD GATEWAY, LLC, a Delaware limited liability company (“Seller”), in favor of _______________________, a __________ (“Purchaser”).

Seller hereby certifies to Purchaser that the representations and warranties of Seller set forth in Section 3.1 of that certain Purchase and Sale Agreement between Seller and _________________________ [if applicable: as amended/assigned] (the “Agreement”) dated as of June _____, 2019, are true and correct in all material respects as of the date hereof, except as to:

(a)	The Rent Roll for the Property attached hereto as Exhibit A replaces the Rent Roll for the Property attached to the Agreement as Schedule 3.1(k)[; and]

(b)	[If applicable: The items disclosed on Exhibit B attached hereto replace Seller’s disclosures attached to the Agreement as Schedule(s) ___________ ].

The representations and warranties of Seller set forth in Section 3.1 of the Agreement, and as updated by this Seller’s Closing Certificate, will survive only for a period of one hundred eighty (180) days from the date hereof.

This Seller’s Closing Certificate is delivered pursuant to Section 6.2(i) of the Agreement, and Seller’s liability hereunder is subject to Article 11 of the Agreement, including the Cap Limitation as defined therein.

SELLER:

BR WORLD GATEWAY, LLC, a Delaware limited liability company

By:	BRG World Gateway Manager, LLC, a Delaware limited liability company, its Manager

By:
Name:
Title:

Exhibits to Seller’s Closing Certificate

Exhibit A —	Updated Rent Roll

Exhibit B —	Additional Disclosure Items [if applicable]

Exhibit G-1

FORM OF NEW PROPERTY MANAGEMENT AGREEMENT

Please see attached.

Exhibit G-2

NEW OPERATING BUDGET

Please see attached.